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                       NOTE AND WARRANT PURCHASE AGREEMENT

                           SPECIALTY ACQUISITION CORP.

                           $7,500,000 Principal Amount
                     14% Series A Senior Subordinated Notes
                                Due June 30, 2006

                                  Warrants for
                                  Common Stock
                                 $.01 par value




                                                    ______________, 2001


To the Purchasers (the "Purchasers")
named in Exhibit A hereto

Dear Sirs:

         The undersigned, Specialty Acquisition Corp. ("SAC"), together with its Subsidiaries, SC Corporation (d/b/a SC Direct), SC Publishing, Inc., SC Licensing Corp., Royal Advertising & Marketing, Inc. and Daxbourne International Limited, propose to jointly issue and sell to the Purchasers for cash $7,500,000 principal amount of its 14% Series A Senior Subordinated Notes due June 30, 2006 (the "Notes"), and SAC proposes to issue and sell to the Purchasers Warrants to purchase shares of Common Stock which, if purchased in their entirety, shall at all times, except as otherwise provided in the Warrant Agreement (as defined in Section 1 below), equal not less than thirteen and four-tenths percent (13.4%) of the Company's Fully-Diluted Common Stock (as defined in the Warrant Agreement).

         The Notes shall be issued by, and be the joint and several obligation of each of the makers listed on Exhibit B hereto, and the Purchasers shall be entitled to require any newly-formed or created direct or indirect Subsidiary of SAC to execute, ratify or join as a maker of the Note, and will be issued pursuant to and subject to the terms and conditions of this Agreement; and the Warrants will be issued pursuant to and subject to the terms and conditions of this Agreement and the Warrant Agreement. The Warrants and the Notes, and the respective holders thereof, shall each be entitled to the continuing agreements and rights set forth herein, but shall otherwise in all respects be separable and may be transferred, sold, modified or otherwise held or dealt in as independent instruments in accordance with the terms thereof. The Purchasers and any holder of a Note shall have complete discretion to deal with any of the SAC

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or any of its Subsidiaries separately as a maker of the Notes or otherwise with respect to collection, credit or default under the Notes or the Agreement, and no such course of dealing shall in any way alter the unconditional, joint and several liability of each undersigned for the full amount due under the Notes.

                                    PREAMBLE

         WHEREAS, SAC has entered into a certain Agreement and Plan of Recapitalization and Merger with Specialty Catalog Corp. ("SCC") pursuant to which SAC will acquire certain shares of the outstanding capital stock of SCC and will then merge with and into SCC (the "Merger"), with SCC being the surviving entity and all shares of the outstanding capital stock of SCC not owned by SAC will be cancelled in exchange for $3.75 per share (the "Merger Consideration"), and

         WHEREAS, the Company has requested that the Purchasers purchase the Notes and Warrants in order to provide funds for the Company to pay the Merger Consideration and to pay reasonable expenses of the Company associated with the Merger; and

         WHEREAS, the Purchasers are willing to purchase the Notes and Warrants on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in connection with the issuance of the Notes and Warrants, the Company agrees with each Purchaser, and each Purchaser severally agrees with the Company as follows:

         SECTION 1. DEFINITIONS.

         (a) As used in this Agreement, the following terms shall have the following meanings. Any term not defined in this Section 1 shall have the meaning assigned to it elsewhere herein, or which is specifically incorporated herein by reference.

         "Affiliate" of any Person shall mean any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such first Person, it being understood that this shall include any officer or director of a Person which is a corporation, any manager or director of a limited liability company, and any general partner of a partnership, and any officer, director or owner of ten percent (10%) or more of any entity which so serves as such manager or general partner, (b) that directly or beneficially owns ten percent (10%) or more of any class of the voting stock of such first Person, or (c) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of whose equity interest) is owned directly or beneficially by such first Person.

         "Agreement" shall mean this Note and Warrant Purchase Agreement, together with all Exhibits and Schedules hereto, as from time to time amended, modified or supplemented.

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         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The Commonwealth of Massachusetts are authorized or required to close under the laws of The Commonwealth of Massachusetts

         "Capital Expenditures" shall mean amounts paid or incurred (including, without limitation, Indebtedness incurred and any capitalized consulting and payroll expenditures), by any Corporation in connection with the purchase or lease by any Corporation of capital assets that would be required to be capitalized and shown on the balance sheet of such Corporation in accordance with GAAP. As used in this definition, "capital assets" means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided, however, that capital assets shall not include any item customarily charged directly as an expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

         "Capital Lease" shall mean any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

         "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person other than a corporation (including partnership interests and limited liability company interests), and any and all warrants, options, conversion rights or other rights to obtain any of the foregoing.

         "Capitalized Lease Obligations" shall mean the amount of the liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

         "Change of Control" shall be deemed to occur (subject to the last proviso set forth below) upon the occurrence of any event or series of events, or the entering into of any agreement, contract or arrangement of any kind by the Company, its Subsidiaries or any one or more of the Company's stockholders, which results in, or which provides for, (i) the stockholders of the Company on the date hereof owning beneficially less than a "Controlling Percentage" (as defined below) of the Company's aggregate outstanding voting securities of any and all kinds, or less than a Controlling Percentage of the Company's Fully-Diluted Common Stock, (ii) the stockholders of the Company on the date hereof (excluding Warrants and Warrant Shares held by the Purchasers) not having the power to elect a majority or more of the Company's Board of Directors, or otherwise to direct or cause the direction of the management and policies of the Company, or agreeing to limit such right or power, (iii) the Company ceasing to own both a Controlling Percentage and at least a majority of the issued and outstanding Capital Stock of any Subsidiary (excluding for this purpose a sale of a majority or greater interest in the Company's Western Schools or AHI business in an arm's length, good faith transaction to an unaffiliated third party, or the sale of any other Subsidiary which does not conduct any material amount of business or own a material amount of assets), or (iv) Guy Naggar, First Global Holdings Limited, Oracle Investments and Holdings Limited, Ionic Holdings LDC and Three Greens Holdings Limited shall cease to own, directly or indirectly, in the aggregate, thirty-five percent (35%) or more of the Company's Common Stock or such

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lesser percentage that results from exercise of all of the Warrants and/or exercise of options granted under the Stock Option Plan; provided, however, that in the case of any agreement entered into by the Company which, by its terms and as a condition to consummation, calls for the repayment in full of the Notes (including all accrued but unpaid interest, premiums, Principal Increases and Costs and Expenses payable with respect thereto) and payment of all obligations, if any, under the Purchaser Documents in accordance with the terms thereof, a Change of Control shall only be deemed to occur upon the consummation of the transactions called for in such agreement.

         "Closing Date" shall mean the date of the Closing of the issuance and sale of the Notes and Warrants to the Purchasers pursuant hereto.

         "Closing" shall mean the closing of the issuance and sale of the Notes and Warrants to the Purchasers pursuant hereto.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock" shall mean the Company's Common Stock, $.01 par value.

         "Consolidated" or "Consolidating," and "consolidated" or "consolidating" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) the Company and its Subsidiaries, mean the accounts of the Company and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP.

         "Controlling Percentage" shall mean that portion of the voting Capital Stock of all classes of the Company, or the applicable Subsidiary, which shall be necessary to give the holders thereof the power, without the consent of any other holder of capital stock, to approve the merger, consolidation, recapitalization, liquidation or dissolution of such entity, and/or the sale of all or substantially all of its assets, and any similar extraordinary transaction, whether under the applicable charters, bylaws, or similar governing instruments, or otherwise.

         "Corporation" or the "Company" shall mean (a) prior to the Closing Date, SAC, SCC and their respective Subsidiaries, and (b) from and after the Closing Date, SCC (as the surviving entity after the Merger of SAC with and into SCC) and its Subsidiaries.

         "Costs and Expenses" shall having the meaning set forth in Section
15.5.

         "Default" shall mean any one of the events specified in Section 9 which is or would become, with the lapse of time specified therein or the giving of any required notice, or both, an Event of Default.

         "Distribution", in respect of any Corporation, shall mean and include:
(i) the payment of any dividends or other distributions on Capital Stock of the Corporation (except

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distributions made in additional shares of such stock) and (ii) the redemption or acquisition of securities of the Corporation (or any warrant or option for the purchase of any such securities).

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "EBITDA" shall mean for any period (a) Net Income plus (b) all amounts deducted in computing Net Income in respect of (i) interest expense on Indebtedness, (ii) taxes based on or measured by income and (iii) depreciation and amortization expense, in each case for the period under review.

         "Environmental Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Rivers and Harbors Act of 1899, 33 U.S.C.ss.401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, as amended ("CERCLA") 42 U.S.C.ss.9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq.; the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Clean Water Act, 33 U.S.C.ss.1251, et seq., the Safe Drinking Water Act, 42 U.S.C.ss.3808 et seq.; and their counterparts under state and any local law.

         "Environmental Notice" shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other Governmental Authority, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the Property of any Corporation, or concerning any alleged violation of or responsibility under Environmental Laws, in each case which reasonably could be expected to result in a material liability to any of the Corporations or the imposition of a Lien on any Property of any of the Corporations.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with any Corporation would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" shall mean any one or more of the events specified in Section 9, provided that any requirement set forth in such Section 9 for the giving of notice or the lapse of time, or both, has been satisfied.

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         "Excess Cash Flow" shall mean, for any period, Operating Cash Flow less
Total Debt Service, each determined for such period.

         "Financial Statements" shall have the meaning set forth in Section 4.7(a).

         "Fully-Diluted Common Stock" shall have the meaning given thereto in the Warrant Agreement.

         "Funded Debt" shall mean, on a consolidated basis, all Indebtedness of the Company and its Subsidiaries for borrowed money or for the deferred purchase price of property or services (including Capitalized Lease Obligations but excluding trade accounts payable incurred in the ordinary course of business and not yet payable in accordance with their terms and contingent obligations).

         "GAAP" shall mean generally accepted accounting principles as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended, or in the case of SC(UK), as generally accepted in the United Kingdom, in all cases consistently applied in conformity with the accounting methods and practices used in connection with the preparation of the Company's audited Financial Statements for the twelve months ended December 30, 2000.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Governmental Authority.

         "Indebtedness" shall mean, as to any Person, all obligations, contingent and otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities (whether or not classified as liabilities in accordance with GAAP) secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired by such Person whether or not the liability secured thereby shall have been assumed, obligations with respect to letters of credit, obligations under acceptance facilities, Capitalized Lease Obligations and all obligations as guarantors or sureties or on account of endorsements and any other contingent obligations in respect of the Indebtedness of others whether or not reflected on such balance sheet or in a footnote thereto.

         "Investors" shall have the meaning given thereto in Section 12.2.

         "Licenses" shall have the meaning set forth in Section 4.16.

         "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, agreements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "Manage" or "Management" shall mean to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Materials.

         "Material Adverse Effect" shall mean the effect of any event or condition which, alone or when taken together with other events or conditions previously occurring, or existing concurrently therewith (a) has or is reasonably expected to have a material adverse effect upon the business, operations, performance, Property, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether immediately or over the term of the Notes, (b) impairs in any material manner the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Transaction Documents to which they are parties or (c) impairs in any material manner the ability of the Purchasers to enforce a covenant or agreement, or collect any material amount of the Company's obligations of the Company or any of its Subsidiaries, under any of the Purchaser Documents.

         "Material Indebtedness" shall have the meaning given thereto in Section 6.1(k).

         "Merger Consideration" is defined in the Preamble to this Agreement.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

         "Net Income" shall mean the net income (or loss) of the Company and its Subsidiaries for any period (in each case after excluding non-operating transaction expenses incurred in connection with the Merger to the extent the same have been deducted in computing Net Income) determined in accordance with GAAP on a consolidated basis.

         "Notes" shall have the meaning given thereto in the first paragraph of this Agreement. The Notes shall be in the form of Exhibit B hereto.

         "Operating Cash Flow" shall mean (a) EBITDA less (b) the sum of the Company's and its Subsidiaries' (i) unfinanced Capital Expenditures plus (ii) net cash payments for taxes for the applicable period.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

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         "Pension Plan" shall mean any Plan which is subject to the provisions of Title IV of ERISA.

         "Permitted Lien" shall mean a Lien permitted by Section 7.1.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

         "Plan" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA and which is maintained (in whole or in part) for employees of any Corporation or any ERISA Affiliate.

         "Principal Increase" shall have the meaning given thereto in Section 3.1(c).

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchase Money Indebtedness" shall mean and include (i) Indebtedness (other than the Senior Debt) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Senior Debt) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time; provided, however that in each such case such Indebtedness is not in excess of the purchase price of the fixed assets acquired, and is secured solely, if at all, by a Purchase Money Lien.

         "Purchase Money Lien" shall mean a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets (together with all additions, replacements, substitutions, modifications, attachments and proceeds thereof) the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

         "Purchaser Documents" shall mean, collectively, this Agreement, the Notes, the Warrant Agreement, the Warrants, the Subsidiary Guaranties, the Stockholders Agreement, the Senior Subordination Agreement and any other agreement, document or certificate relating to any thereof, including amendments thereto, and any other document entered into between the Purchasers and the Company and any of its Subsidiaries.

         "Purchaser Representatives" shall have the meaning given thereto in
Section 6.10.

         "Purchaser Transactions" shall mean all transactions contemplated by the Purchaser Documents.

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         "Purchaser" shall mean any holder from time to time of any of the
Notes, Warrants or Warrant Shares.

         "Release" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

         "Reportable Event" shall mean a Reportable Event as defined in Section 4043(b) of ERISA as to which the PBGC has not by regulation waived the requirement that it be notified within 30 days of the occurrence of such an event.

         "Respond" or "Response" shall mean any action taken pursuant to Environmental Laws to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Material.

         "SCC Merger Documents" shall mean the Agreement and Plan of Recapitalization and Merger dated as of May 4, 2001 between SAC and SCC, the Stockholders Agreement, any subscription agreement between SAC and a Purchaser, the proxy statement and all other filings made in connection with the Merger with the Securities and Exchange Commission pursuant to the Securities Act, the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder, and all other documents executed and/or delivered in connection with either of the foregoing (including, without limitation, any employment agreements and option agreements entered into between the Company and its senior executives or directors).

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Senior Debt Documents" shall mean (i) the Senior Loan Agreement, the promissory notes delivered thereunder and the other documents delivered pursuant thereto or in connection therewith, or (ii) any replacement senior debt documents relating to any refinancing permitted pursuant to Section 7.15.

         "Senior Debt" shall have the meaning given thereto in the Senior Subordination Agreement.

         "Senior Funded Debt" shall mean, on a consolidated basis, (a) all Indebtedness of the Company and its Subsidiaries for borrowed money or for the deferred purchase price of property or services (including Capitalized Lease Obligations but excluding trade accounts payable incurred in the ordinary course of business and not yet payable in accordance with their terms and contingent obligations), less (b) all subordinated indebtedness of the Company and its Subsidiaries. As used in this definition, "subordinated indebtedness" shall mean Indebtedness of the Company and its Subsidiaries which is subordinated to the Senior Debt, on terms and conditions approved in writing by the Senior Lender, including, without limitation, the Indebtedness evidenced by the Purchaser Documents.

         "Senior Lender" shall mean each of (i) Fleet National Bank or (ii) any replacement senior lender(s) in any refinancing permitted pursuant to Section 7.15.

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         "Senior Loan Agreement" shall mean the Loan Agreement dated as of
December 27, 2000 between the Company and the Senior Lender, as the same may be amended from time to time or any replacement senior loan agreement in any refinancing permitted pursuant to Section 7.15.

         "Senior Management" shall mean the Company's Chief Executive Officer, President, Chief Financial Officer, Controller, and any Vice President of the Company, as well as any officer, manager or employee who reports to any of the foregoing and is primarily responsible for marketing or merchandising, information systems, warehouse operations or inventory management, call center operations or fulfillment, and any person who holds such office or performs such function for any Subsidiary.

         "Senior Subordination Agreement" shall mean the Subordination Agreement dated as of the date hereof among the Purchasers, the Company, and the Senior Lender, or any such agreement with a Senior Lender in any refinancing permitted pursuant to Section 7.15.

         "Stockholders Agreement" shall mean the Stockholders Agreement dated as of May 4, 2001, among the Company and its stockholders, as the same may be further amended, restated, modified or supplemented from time to time, including, without limitation, as of the date hereof.

         "Stock Option Plan" shall have the meaning given thereto in the Warrant Agreement.

         "Subsidiary Guaranties" shall mean (i) the Guaranties dated as of the date hereof by each of the Company's Subsidiaries in favor of the Purchasers, each in the form of Exhibit F hereto and (ii) any guaranty hereafter executed in favor of the Purchasers by any other Subsidiary pursuant to Section 7.5 hereof (such guaranties hereafter executed also to be in the form of Exhibit F hereto).

         "Subsidiary" shall mean, with respect to any Person: either (i)(a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person or (b) any corporation the Capital Stock of which having more than fifty percent (50%) of the aggregate fair market value of all of such corporation's outstanding Capital Stock is at the time directly or indirectly owned by such Person; or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time directly or indirectly owned by such Person. For purposes of this Agreement, references to "Subsidiary" or "Subsidiaries" shall specifically include each of SC Corporation (d/b/a SC Direct), SC Publishing, Inc., Daxbourne International Limited, SC Licensing Corp., Royal Advertising & Marketing, Inc. and any other Subsidiary of the Company created after the date hereof in accordance with Section 7.5 hereof.

         "Total Debt Service" shall mean for any period the sum of the Company's and its

Subsidiaries' (a) interest expense for such period, plus (b) principal payments on Indebtedness required to be made during such period.

         "Transaction Documents" shall mean, collectively, the Purchaser Documents, the Senior Debt Documents, the SCC Merger Documents and all other agreements, instruments and documents executed and/or delivered in connection therewith, as each of the same has been or may hereafter be, amended, modified or supplemented from time to time with the consent of the Purchasers.

         "Transactions" shall mean all transactions contemplated by the Transaction Documents.

         "Warrant Agreement" shall mean the Warrant Agreement dated as of the date hereof among the Company and the Purchasers, as the same may be amended, modified or supplemented, and shall be in the form of Exhibit C hereto.

         "Warrant Shares" shall mean the shares of the Company's Common Stock issuable or issued upon exercise of the Warrants, and shall also include any securities issued in replacement thereof, as a dividend or distribution thereon, or any stock, equity interest, securities or assets issued in the case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 9(b) of the Warrant Agreement.

         "Warrants" shall mean each warrant issued pursuant to the Warrant Agreement.

         (b) As used herein, in the other Purchaser Documents, and in any certificate, report or other document made or delivered pursuant hereto or thereto, unless otherwise defined herein accounting terms shall have the respective meanings given to them under GAAP.

         (c) The words "hereof," "herein," "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

         (d) The meanings given to the terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (e) References herein to the Purchasers' "approval," "discretion" or "judgment" shall mean the Purchasers' sole and absolute discretion or judgment, exercisable without reference to any external standard, or approval by the Purchasers in such sole and absolute discretion or judgment.

         SECTION 2. PURCHASE AND SALE OF NOTES AND WARRANTS.

         2.1 Notes. The Company agrees to sell to each Purchaser, and each Purchaser severally agrees to purchase from the Company, on the Closing Date, at par, Notes in the principal amount set forth opposite such Purchaser's name on Exhibit A hereto. Each Note shall (i) be dated the Closing Date, and (ii) be substantially in the form of Exhibit B hereto with the blanks appropriately filled in conformity herewith.

         2.2 Warrants. The Company agrees to sell to each Purchaser, on the Closing Date, Warrants to purchase the percentage of the Company's Fully-Diluted Common Stock set forth opposite such Purchaser's name on Exhibit A hereto. The Warrants issued pursuant hereto in connection with the Notes shall be exercisable for an aggregate of not less than thirteen and four-tenths percent (13.4%) of the Company's Fully-Diluted Common Stock, subject to the adjustments described in the Warrant Agreement, which shall be in the form of Exhibit C hereto. Each Warrant shall be substantially in the form of Exhibit A to the Warrant Agreement, with the blanks appropriately filled in conformity herewith, and shall be dated the Closing Date.

         2.3 Payment of Purchase Price. The purchase price for the Notes and Warrants shall be payable on the Closing Date in cash by wire transfer of immediately available funds pursuant to the Company's written instructions.

         2.4 Tax Reporting. The Company and the Purchasers, having adverse interests and as a result of arms-length bargaining, agree that (i) neither the Purchasers nor any of their officers, directors, representatives, partners, members or employees has rendered or has agreed to render any services to the Company in connection with this Agreement or the issuance of the Notes and Warrants; (ii) the Warrants are not being issued as compensation; and (iii) for the purposes and within the meaning of Section 1273(c)(2) of the Code the issue price of the Notes is $7,500,000 and the issue price of the Warrants is $134.00. The Company and the Purchasers recognize that this Agreement determines the original issue discount to be taken into account by the Company and the Purchasers for federal income tax purposes on the Notes and they agree to use reasonable efforts to adhere to this Agreement for such purposes. For federal, state and local tax purposes, the Company and the Purchasers agree to take reporting and other positions with respect to the Notes and Warrants which are consistent with the purchase price of the Notes and Warrants set forth herein and to use their reasonable efforts to ensure compliance with this Section.

         2.5 Intentionally omitted.

         2.6 Manner of Payment. All payments and prepayments of principal of, premium, if any, and interest on the Notes, and any other fees or payments due hereunder, shall be made without setoff or counterclaim to the applicable Purchasers by wire transfer or other transfer or delivery of funds, in accordance with each Purchaser's instructions from time to time, so that such funds are received by and available to the Purchasers on or before the due date of each such payment. Any principal, interest or other amount payable hereunder that becomes due on a day that is not a Business Day shall be payable on the next succeeding

Business Day and such extension shall be included in computing interest and fees in connection with such payment.

         SECTION 3. TERMS OF THE NOTES AND USE OF PROCEEDS.

         3.1 Terms of the Notes.

         (a) Optional Prepayments. The Company shall have the right at any time and from time to time, upon at least three (3) Business Days' prior written notice to the holders of the Notes, to prepay the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof) to be prepaid, together with accrued interest thereon to the date of such prepayment and all Principal Increases (attributable to the portion of the Notes being prepaid) incurred to the date of the prepayment, plus
(i) any amounts payable pursuant to Section 3.1(h), and (ii) a premium equal to the applicable percentage of the principal amount to be prepaid, determined as follows:

----------------------------------------------------------------------------
  If Prepaid During 12 Month Period Ending On:         Applicable Percentage
----------------------------------------------------------------------------
the first anniversary of the Closing Date                         7%
----------------------------------------------------------------------------
the second anniversary of the Closing Date                        6%
----------------------------------------------------------------------------
the third anniversary of the Closing Date                         5%
----------------------------------------------------------------------------
the fourth anniversary of the Closing Date                        3%
----------------------------------------------------------------------------
Thereafter                                                        0%
----------------------------------------------------------------------------

Any optional partial prepayment of the Notes shall be in the aggregate principal amount of not less than $250,000, or any greater amount which is a multiple of $50,000. Partial prepayments of the Notes made as provided in this Section 3.1(a) shall, to the extent thereof, be applied as set forth in Section 3.1(f). Notwithstanding the provisions hereof, in the event that the Company elects to make a prepayment within three (3) Business Days of the sale of all or any substantial portion of the assets or stock of the Company's Western Schools or AHI businesses, then the aggregate amount of the premium to be applied to the portion of one or more such prepayments in an amount equal to the net proceeds from such sale or sales shall be limited to an aggregate of One Hundred and Fifty Thousand Dollars ($150,000), less the amount of any premium previously paid on account of a prepayment made pursuant to Section 3.1(b)(ii).

         (b) Mandatory Prepayments.

              (i) Unless consented to by Purchasers holding a majority or more of the then outstanding principal amount of the Notes, if there shall occur a Change of Control of the Company or any of its Subsidiaries (other than a transaction described in (ii) which is not a Change of Control of the Company), then the Company shall, upon the occurrence of such Change of Control, be required to prepay the Notes in full, together with accrued interest thereon to the date of such prepayment (including the amount of all Principal Increases), together with the applicable premium set forth in the table in Section 3.1(a).

              (ii) Unless consented to by Purchasers holding a majority or more of the then outstanding principal amount of the Notes, if there shall occur a sale of 25% or more of the aggregate assets of the Company and its Subsidiaries, or a merger, consolidation or other transaction which effectively accomplishes such a sale but is not a Change of Control of the Company within (i) above, then the Company shall, on the closing date of such transaction, prepay the Notes in full, together with accrued interest thereon to the date of such prepayment (including the amount of all Principal Increases), together with the applicable premium set forth in the table in Section 3.1(a); provided, however, that any such premium for the events described in this subsection (ii) shall not exceed, in the aggregate, One Hundred and Fifty Thousand Dollars ($150,000), less any premiums paid pursuant to the last sentence of Section 3.1(a) above; and provided further that this subsection (ii) shall not apply to (A) a transaction involving any Subsidiary which does not conduct a material amount of business or own a material amount of assets, (B) a transaction involving the sale of all or any substantial portion of the assets or stock of the Company's Western Schools or AHI businesses, provided that such sale is an arm's length, good faith transaction with an unaffiliated third party or (C) a merger of a Subsidiary with the Company or with a Subsidiary which is wholly owned by the Company or any of its Subsidiaries.

              (iii) Within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2001, the Company shall prepay the Notes in an amount equal to the greater of (a) one-half of 25% of the Consolidated Excess Cash Flow for each such fiscal year, or (b) 25% of such Excess Cash Flow less such amount as may be required to be paid to the Senior Lender under Section 4.1(d) of the Senior Loan Agreement (as such
    Section is in effect on the date hereof); provided, however, that no premium shall be payable in connection with prepayments made pursuant to this subsection (iii).

         (c) Interest. (i) Subject to Section 3.1(d) below, interest on the Notes shall accrue quarterly at the rate of 14% per annum. The Company shall pay accrued interest quarterly on the last day of March, June, September and December of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "Interest Payment Date"), beginning on September 30, 2001. Interest on the Notes shall be paid as follows: with respect to each Interest Payment Date, (I) not less than the Applicable Cash Percentage (as defined below) of the interest payment due and payable on such Interest Payment Date shall be paid by wire transfer of immediately available funds to an account designated by each holder of Notes, and (II) the outstanding principal amount of each Note shall be increased pro rata based on the principal amount of each outstanding Note on such Interest Payment Date by an amount (the "Principal Increase") equal to the remaining balance of such interest payment due on such Interest Payment Date. Interest on the Notes shall accrue quarterly from the date of issuance until repayment of the principal and payment of all accrued interest in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

         (ii) The "Applicable Cash Percentage" shall be equal to 89.2857%.

         (iii) On any Interest Payment Date the Company may, at its option, pay in cash more than the Applicable Cash Percentage of the interest payment due and payable on such Interest Payment Date.

         (iv) Notwithstanding anything to the contrary contained in subparagraph
(i) above, if the Notes shall remain outstanding after June 30, 2006 and the aggregate amount of accrued and unpaid interest on the Notes on any Interest Payment Date occurring after the fifth anniversary of the date of issuance thereof shall exceed an amount equal to the first twelve months' yield accrued after issuance thereof (where the "first twelve months' yield" on Notes equals the product of such Notes' issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity) (the "Maximum Accrual"), all accrued and unpaid interest on Notes in excess of an amount equal to the Maximum Accrual shall be paid by the Company to the holders of Notes on each such Interest Payment Date occurring after the fifth anniversary of the date of issuance thereof. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.

         (d) Default Rate of Interest. From and after the time that any principal of or interest on the Notes is not paid when due or there exists any other Default or Event of Default, the Notes shall bear interest at the rate of 18% per annum, accrued quarterly, until the Interest Payment Date next following, as applicable, either the date on which such overdue principal or interest is paid in full or the date on which such other Default or Event of Default is cured.

         (e) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to the Notes (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.

         (f) Application of Payments. Subject to Section 3.1(c)(iii) above, all cash payments received in respect of the Notes shall be applied (to the extent thereof) as follows: (i) first, to all costs and expenses of the Purchasers that are payable by the Company hereunder, (ii) second, to accrued and unpaid interest on the Notes, (iii) third, to any prepayment premium due as a result of such payment, and (iv) fourth, to the payment of the then outstanding principal balance of the Notes; provided that the portion of cash payments that represents prepayments of principal shall be applied to the installments of principal remaining due under the Notes in inverse order of such installments' scheduled maturity, as described in the first paragraph of the Note attached hereto as Exhibit B. For purposes of this Section, all Principal Increases shall be deemed due and payable on the date that the final installment of principal is due and payable. Unless otherwise agreed among the holders of the Notes, and evidenced in writing to the Company prior to the payment date, all payments applied pursuant to clauses (i), (ii), (iii) or (iv) above shall be applied among the Notes pro rata based on the principal amount of the Notes outstanding and held by each holder thereof.

         (g) Agreements Between Note Holders and Subordination Agreements. The Company agrees to acknowledge and abide by the terms and conditions of any allocation, participation, sharing or subordination agreements now or hereafter entered into between and among the holders of the Notes, or between the holders of the Notes and any other creditor of the Company, and shall join in any such agreements at the request of the holders of the Notes.

         (h) Indemnity for Interrupted Funding. If the Company shall voluntarily prepay the Notes pursuant to Section 3.1(a), the Company shall reimburse each Purchaser for out-of-pocket expenses incurred by each Purchaser as a result of such prepayment (including, without limitation, reasonable legal and accounting expenses). Such expenses (which the Purchasers shall endeavor to minimize) shall be specified in a written notice or certificate delivered to the Company by the Purchasers and shall in any event not exceed $10,000 in the aggregate for all the Purchasers on account of each event of prepayment.

         3.2 Use of Proceeds. The Company will use the proceeds of the sale of the Notes and Warrants solely in accordance with the statement of sources and uses previously provided to the Purchasers and attached hereto as Schedule 5.12 [FINAL SCHEDULE TO MATCH LOI SCHEDULE].

         SECTION 4. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Purchasers to enter into this Agreement and to purchase the Notes and Warrants, the Company hereby represents and warrants to the Purchasers that the representations and warranties set forth below shall be true and correct as of the date hereof and effective on the Closing Date after giving effect to the Transactions, including the consummation of the Merger and the issuance and sale of the Notes and Warrants, and to the Company's best knowledge (after due inquiry of the Company's Senior Management and advisors) that the Company is not aware of any event which is scheduled to occur, or reasonably foreseeable and likely to occur, which will render any representation or warranty below to be untrue at any time after the Closing Date.

         4.1 Corporate Existence; Capitalization.

         (a) Each of the Corporations (i) is duly incorporated and in good standing under the laws of its jurisdiction of incorporation, and (ii) is duly qualified and in good standing as a foreign corporation under the laws of all states where the nature and extent of the business to be transacted by it or assets to be owned by it makes such qualification necessary, except those states in which the failure to qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.

         (b) Except as set forth on Schedule 4.1(b), on the Closing Date, immediately after applying the proceeds of the issuance and sale of the Notes and Warrants to pay the Merger Consideration, there will be no further amounts owed to any holder of the Company's Capital Stock under any agreement or obligation whatsoever, except for amounts that may be owed to stockholders of SCC pursuant to appraisal rights exercised by stockholders of SCC and relating to an amount of SCC common stock not exceeding five percent (5%) of total issued and outstanding shares of SCC common stock as of the date hereof.

         (c) Except as set forth on Schedule 4.1(c), on the Closing Date, immediately after giving effect to the Transactions, including the issuance and sale of the Notes and Warrants and the retirement or reduction of certain Indebtedness of the Company as set forth in paragraph (b) above: (i) the Capital Stock of the Company (including Common Stock, Warrants, stock options and other derivative instruments) will consist of [_________] shares of Common Stock, all of which will have been duly authorized and [_________] of which will be issued and outstanding and owned of record and beneficially as set forth on Schedule 4.1(c) hereto, (ii) such issued and outstanding shares will be validly issued by the Company and fully paid, non-assessable and free of preemptive rights (except as provided in the Stockholders Agreement), and (iii) except as set forth on
Schedule 4.1(c) with respect to options to be issued under the Stock Option Plan and options issued to GKN Securities Corp., there will be no options, warrants or other rights to acquire Capital Stock from the Company, or agreements or other rights binding upon the Company to issue or sell Capital Stock of the Company, whether on conversion or exchange of convertible securities or otherwise.

         (d) Except as set forth on Schedule 4.1(d), all of the outstanding Capital Stock of each of the Company's Subsidiaries is owned of record and beneficially by the Company or Subsidiaries of the Company.

         (e) The Company has taken all action required to reserve and keep available, free from pre-emptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon any exercise of the Warrants, the number of shares of Common Stock issuable upon exercise of all outstanding Warrants.

         (f) Except as set forth on Schedule 4.1(f), there are no agreements or other instruments of any kind to which the Company or, to the Company's best knowledge (after due inquiry of the Company's Senior Management and advisors), any other person, firm or corporation is, or immediately after the Closing will be, a party, which relate to the voting of the Common Stock or the control of the Company other than the Stockholders Agreement.

         4.2 Authority. The Company has all power and authority necessary to issue and sell the Notes and Warrants, and each of the Company and its Subsidiaries has all power and authority necessary to execute, deliver and perform the Transaction Documents to which it is a party. The Company has taken all action required to authorize the issuance and sale of the Notes and Warrants, and each of the Company and its Subsidiaries has taken all action required to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

         4.3 Due Execution and Delivery; Binding Effect. Each of the Company and its Subsidiaries has duly executed and delivered each of the Transaction Documents to which it is a party. Each of the Transaction Documents is a legal, valid and binding obligation of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

         4.4 Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by or on behalf of any Corporation in connection with the issuance or sale of the Notes and Warrants or the execution, delivery or performance of the Transaction Documents or the completion of the transactions contemplated thereby, except for such consents, approvals, licenses, authorizations, registrations, filings or declarations (a) as are listed on Schedule 4.4 hereto, each of which shall have been obtained or made prior to the Closing or (b) which are not known to the Company or as to which the failure to obtain or make would not have a Material Adverse Effect.

         4.5 Absence of Conflicts. The Company's issuance and sale of the Notes and Warrants, and each Corporation's execution and delivery of the Transaction Documents to which it is a party and performance of its obligations thereunder do not and will not (a) conflict with or violate any provision of its charter documents or by-laws, (b) conflict with or result in a violation, breach or default by it under (i) any provision of any existing statute, law, rule or regulation binding on it or any order, judgment, award, decree, license or authorization of any court or Governmental Authority binding on it, or (ii) any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which it is a party or will be a party immediately after the Closing, or by which or to which it or any of its Property or assets is now or immediately after the Closing will be bound or subject, except as set forth on
Schedule 4.5 hereto or which conflict, violation, breach or default is not known to the Company or would not have a Material Adverse Effect.

         4.6 No Default. No Default or Event of Default has occurred and is continuing or will have occurred and be continuing at the time of or immediately after the Closing

         4.7 Financial Data. (a) The Company has furnished to the Purchasers (i) audited consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 1996 through December 30, 2000, certified by the Company's independent certified public accountants, and (ii) unaudited interim financial statements of the Company and its consolidated Subsidiaries for the period beginning December 31, 2000 and ending on the last day of the month immediately preceding the Closing [STATEMENTS MAY BE FROM 2D PRECEDING MONTH IF THE CLOSING IS EARLY IN A CALENDAR MONTH] (collectively referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance with GAAP, and fairly present the financial condition of the Company and its consolidated Subsidiaries at the dates thereof and the results of operations for the periods indicated. Since the date of the latest audited Financial Statements, there has been no event or condition which would constitute a Material Adverse Effect. (b) Consolidated and consolidating projected financial statements for the Company and its consolidated Subsidiaries for the period beginning on the date of the latest Financial Statements and ending on December 31, 2005, including projected balance sheets, projected funds flow statements, projected profit and loss (collectively, the "Projections"), copies of which have been previously provided to the Purchasers, are attached hereto as Schedule 4.7(b). The Projections have been prepared to reasonably reflect the application of GAAP to such periods, and the current anticipated course of business of the Company and its consolidated

Subsidiaries, in each case as determined in good faith by the Company in light of the past business of the Company and its consolidated Subsidiaries. The Company is not aware of any development or event which has occurred since the date of the preparation of the Projections that would materially affect the Projections.

         (c) The Company has furnished to the Purchasers a consolidated and consolidating pro forma balance sheet (the "Pro Forma Balance Sheet") reflecting the financial condition of the Company and its consolidated Subsidiaries as at the Closing Date or a recent date prior to the Closing Date, on the assumption that the closing of the Transactions, including the issuance and sale of the Notes and Warrants occurred on such date. Such balance sheet, a copy of which is attached hereto as Schedule 4.7(c), was prepared in good faith and in accordance with GAAP (excluding for this purpose any "push down" accounting that may be required by GAAP), and fairly presents, on a pro forma basis, the financial position of the Company and its consolidated Subsidiaries as at the date thereof, assuming that the Transactions, including the issuance and sale of the Notes and Warrants, had then been completed. Except as disclosed on Schedule 4.7(c), immediately after the Closing and the application of the proceeds of the issuance and sale of the Notes and Warrants as contemplated by Section 3.2, the Company will not have any Indebtedness or other material liabilities, contingent or otherwise, which are not reflected in the Pro Forma Balance Sheet or the Financial Statements. In addition:

              (i) As of the Closing Date, all notes payable to the Company and accounts receivable of the Company will be properly reflected on its books and records and will be valid receivables subject to no setoffs or counterclaims other than in the ordinary course of business consistent with prior years, and such notes due and accounts receivable are not due from any related party or Affiliate of any kind;

              (ii) the accounts receivable reflected on the balance sheets included in the Financial Statements and on the Pro Forma Balance Sheet or thereafter acquired by the Company through the Closing Date, have been collected, or are collectible, at the aggregate gross recorded amounts thereof less the allowances for doubtful accounts reflected therein and such accounts receivable are not due from any related party or Affiliate of any kind; the Company has not employed any invoice dating procedures or other special credit or delivery terms with any customer; and the Company has administered its accounts receivable in the ordinary course in accordance with past practice.

              (iii) the inventories reflected on the balance sheets included in the Financial Statements and on the Pro Forma Balance Sheet, or thereafter acquired by the Company through the Closing Date, are in all material respects of a quality and quantity usable or saleable in the normal course of the business of the Company at values at least equal to the values at which such items are carried on the Company's books subject to any reserves disclosed in such balance sheet, and have not been acquired from any related party or Affiliate of any kind. The values at which such inventories are carried on the Financial Statements reflect the normal inventory valuation policy of the Company, stating inventories at the lower of cost (on a first-in-first-out basis) or market; and such inventories are saleable at gross margins consistent with historical results;

              (iv) the Company has not delayed or postponed the payment of accounts payable and other liabilities and in any event any such delay or postponement does not now create, and is not reasonably likely to create, any penalty, cost, reversal of pricing discounts, loss of beneficial supply or similar rights, or any default with any other party which is not already reflected or contemplated in the Financial Statements, the Pro Forma Balance Sheet and the Projections, other than reasonable and customary late payment charges or which are otherwise set forth on Schedule 4.7 (c)(iv) hereto; and

              (v) the Company's working capital is at a level consistent with the Company's customary practices, and there are no material past due liabilities or obligations of the Company or its Subsidiaries.

         4.8 Title to Property and Assets; Condition. Except as set forth on
Schedule 4.8, each Corporation has, and on the Closing Date will have, good and marketable title to all Property owned by it, including all Property reflected in the Pro Forma Balance Sheet, except as disposed of after the date thereof in the ordinary course of business, subject in each case to no Lien other than Permitted Liens. Except for Permitted Liens, there are no encumbrances on the use, ownership or sale of such Property, and all such Property is sufficient and maintained in appropriate condition to conduct business and operations in a manner consistent with such Corporation's past practice and with achieving the Projections.

         4.9 Solvency. Immediately after giving effect to the Purchaser Transactions (including the application of the proceeds of the issuance and sale of the Notes and Warrants as contemplated hereby), each of the Company and its Subsidiaries will be solvent, will be able to pay its debts as they become due, will have capital sufficient to carry on its business and will own Property having a value both at fair valuation and at present fair saleable value (determined on a going concern basis) greater than the amount required to pay its Indebtedness as it becomes due. None of the Company or any Subsidiary has incurred obligations or made any transfer with actual intent to hinder, delay or defraud present or future creditors (or as a result of the Purchaser Transactions will incur any such obligation or make any such transfer). Upon execution and delivery by it of a Subsidiary Guaranty or, at the discretion of the Purchasers, an assignment and assumption agreement whereby a Subsidiary becomes a co-maker of each of the Notes., no Subsidiary will have incurred Indebtedness beyond its ability to pay the same when it matures or will be left with unreasonably small capital, in each case after disregarding Indebtedness consisting of its Subsidiary Guaranty or its obligations under the Notes, as applicable.

         4.10 Tax Liabilities. Except as set forth on Schedule 4.10, each of the Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the "Returns") required to be filed by it or with respect to the income, properties or operations of the Company and/or any of its Subsidiaries. Except as set forth on
Schedule 4.10, the Returns accurately reflect in all material respect all liability for taxes of the Company and its Subsidiaries taken as a whole for the periods covered thereby. Except as set forth on Schedule 4.10, each of the Company and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due (including, without limitation, all estimated tax payments and all employment taxes). As of the Closing Date and except as set forth on Schedule 4.10, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to result in a material liability to the Company or any of its Subsidiaries. As of the Closing Date and except as set forth on Schedule 4.10, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, nor will any of them incur any material amount of tax liability in connection with the Transactions (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Company or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

         4.11 Margin Securities. The Company does not own any margin securities, and no portion of the proceeds of the sale of the Notes and Warrants will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

         4.12 Subsidiaries; Joint Ventures. On the Closing Date after giving effect to the issuance and sale of the Notes and Warrants, the Company will not
(a) have any Subsidiaries other than as set forth on Schedule 4.12, or (b) be engaged in any joint venture or partnership with, or have any equity investment in, any other Person (other than the Company's equity investment in its Subsidiaries listed on Schedule 4.12).

         4.13 Litigation and Proceedings. Except as disclosed on Schedule 4.13, no judgments involving amounts in excess of $100,000 in the aggregate or injunctions are outstanding against any of the Corporations, nor is there now pending or threatened, any litigation, contested claim, or proceeding by or against any of the Corporations (a) requesting injunctive relief by or against such Corporation, (b) involving an amount in controversy in excess of $100,000, or (c) questioning the validity or the enforceability of, or otherwise seeking to restrain the performance of, any of the Transaction Documents or any actions taken or to be taken thereunder.

         4.14 Defaults; Adverse Changes. None of the Corporations is, or immediately after the Closing will be, in default under or in violation of (a) its charter document, as amended, or by-laws, as amended, or (b) any agreement or instrument to which such Corporation is a party or will be a party immediately after the Closing, (ii) any statute, rule, writ, injunction, judgment, decree, order or regulation of any Governmental Authority having jurisdiction over it, (iii) any license, permit, certification or approval requirement of any customer, supplier or other person (other than a Governmental Authority), or (iv) any license, permit, certification or approval requirement of any Governmental Authority, except that this subsection (b) shall not apply to any item described on
Schedule 4.14 hereto, or which is not known to the Company (after due inquiry of the Company's Senior Management and advisors) and which is a violation of or default which would not have a Material Adverse Effect. To the Company's best knowledge (after due inquiry of the Company's Senior Management and advisors), no Material Adverse Effect could reasonably be expected to occur as a result of any pending legislative or regulatory change or any revocation of any license or right to do business or any casualty, labor trouble, condemnation, requisition or embargo.

         4.15 Insurance. Attached hereto as Schedule 4.15 is a list and description of all insurance policies (including expiration dates) owned or maintained by each Corporation. Each Corporation maintains insurance in amounts and on terms reasonably adequate in relation to the nature of such Corporation's business and assets (and covering such risks as are customarily insured against by Persons of established reputation engaged in the same or a similar business and similarly situated), under policies believed by the Company to be valid and enforceable and issued by the insurers set forth on Schedule 4.15. None of the Corporations is in default of any obligation under any such policy. To the extent any insurance policy has a cash surrender, rebate or similar value, there is no restriction, Lien or other encumbrance affecting the Corporation's receipt or claim of such value, and no obligation or agreement to pay, directly or indirectly, such value to any other party. Each insurance company issuing a policy listed on Schedule 4.15 has an A.M. Best rating of not less than A.

         4.16 Patents, Trademarks, Licenses, etc. Attached hereto as Schedule
4.16 is a list of all (i) patents, patent applications, registered and material unregistered trademarks, service marks, trade names, brands and material copyrights (collectively, "Intellectual Property") owned by each Corporation,
(ii) licenses pursuant to which each Corporation uses any Intellectual Property and (iii) licenses pursuant to which each Corporation licenses its Intellectual Property to others (the licenses referred to in subsections (ii) and (iii) are referred to herein as the "Licenses"). Except as disclosed on Schedule 4.16 hereto, the applicable Corporation owns the entire unencumbered right, title and interest in and to all such Intellectual Property and Licenses, and such Intellectual Property and Licenses constitute all of the patents, patent applications, trademarks, service marks, trade names, brands, copyrights, licenses and other intellectual property rights, both domestic and foreign, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others which, if determined adversely to such Corporation, would result in a Material Adverse Effect. Except as disclosed on
Schedule 4.16, no stockholder, officer, director or any other Affiliate owns or possesses any rights in any of the Intellectual Property or Licenses.

         4.17 Environmental Matters. Except as disclosed on Schedule 4.17, and except for items not known to the Company and which in the aggregate do not have a Material Adverse Effect:

         (a) none of the Corporations has Managed Hazardous Materials on or off its property other than in compliance in all respects with Environmental Laws;

         (b) each of the Corporations has complied in all respects with all applicable Environmental Laws;

         (c) none of the Corporations has any contingent liability with respect to the Management of any Hazardous Material; and

         (d) none of the Corporations has received any Environmental Notice, and the Company is not aware of any occurrence or state of facts which could reasonably be expected to result in any such Environmental Notice.

         4.18 Investment Bankers' Fees. The Company is not in any way obligated to any Person in respect of any finder's or broker's fee or similar commission in connection with the closing of the issuance and sale of the Notes and Warrants or any part of the Transaction, other than as may be set forth on
Schedule 4.18 hereof. The Company agrees to indemnify the Purchasers and hold the Purchasers harmless from any claims for any such fees or commissions from any Persons.

         4.19 Investment Company Act. None of the Corporations is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. None of the Corporations is subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

         4.20 Disclosure. Except as corrected in writing prior to the date hereof, all information presented in the Company's most recent Form 10K, 10Q, 8K, Schedule 13E-3 and the proxy statement used in connection with the Merger (as the same have been filed with the Securities and Exchange Commission), and all written information, certificates and other documents attached hereto or otherwise delivered at the Closing and all statements made herein or therein, are true and accurate in all material respects and do not omit any material fact necessary to make the statements therein not misleading. There is no fact of which the Company is aware that has not been disclosed to the Purchasers and which would, or could reasonably be expected to, indicate the existence of a Material Adverse Effect.

         4.21 Pension Plans. Except as disclosed on Schedule 4.21, none of the Corporations has any Plan on the date hereof. Each of the Corporations is in compliance in all material respects with requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. None of the Corporations has been assessed any withdrawal liability in connection with a Multiemployer Plan.

         4.22 Compensation and Benefits. The Company has delivered to the Purchasers copies of all employment, management, consulting, retirement benefit and compensation contracts and commitments now in effect with any employee, officer, director or shareholder (or any Affiliate thereof) of any of the Corporations, or with any other Person and each of such agreements or plans (other than those with employees in which the agreement provides for annual compensation of less than $100,000) is set forth on Schedule 4.22.

         4.23 SCC Merger Documents. The representations and warranties of the parties to the SCC Merger Documents (other than the Purchasers and their Affiliates) were true and correct in all material respects as of the dates made.

         4.24 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (d) no notice, claim, formal or informal investigation or proceeding or other matter existing or threatened under the Occupational Health and Safety Act, or similar state statutes or regulations, regarding any matter of safety, working conditions, worker eligibility or similar matter, and Schedule 4.24 describes any of such matters which have occurred or been threatened since January 1, 1998, whether or not such matter was thereafter resolved or settled. No senior executive of the Company or any of its Subsidiaries has indicated any intention of terminating his or her employment, and none of such persons has filed any claim for severance, change of control payments or similar compensation as a result of the consummation of the Transactions, except as may be set forth in Schedule 4.24 hereof.

         4.25 Trade and Consumer Relations and Practices. There exists no actual or, to the Company's best knowledge (after due inquiry of the Company's Senior Management and advisors), threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationships of the Company or any of its Subsidiaries or their respective businesses with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company and its Subsidiaries taken as a whole, or with any material supplier, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent the Company or any of its Subsidiaries from conducting its business after the consummation of the Transactions, in substantially the same manner in which such business has heretofore been conducted. There is no notice, claim, formal or informal investigation or similar proceeding or other matter existing or, to the Company's best knowledge (after due inquiry of the Company's Senior Management and advisors), threatened by the Federal Trade Commission, or any other federal or state agency or authority regarding any of the Corporation's sales practices, advertisements or conduct of any kind regarding consumers or customers, or which regards competition or relationship with competitors or any other matter, and Schedule 4.25 describes any of such matters which have occurred or been threatened since January 1, 1998, whether or not such matter was thereafter resolved or settled.

         4.26 Other Agreements. Except for the Transaction Documents or as set forth on Schedule 4.26 attached hereto, none of the Company or any of its Subsidiaries is a party to or otherwise bound or affected by any written or oral:

              (a) agreement, contract or commitment with any present or former shareholder, director, officer, or with any other Affiliate;

              (b) agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $50,000 or more, other than purchase orders issued to vendors in the ordinary course of business involving $500,000 or less;

              (c) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $50,000 or more, other than purchase orders received from customers in the ordinary course of business involving $1,000,000 or less;

              (d) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money in an amount in excess of $50,000 (including without limitation loans to or from officers, directors, any stockholder or any member of any of their immediate families, but excluding the extension of trade credit in the ordinary course of business consistent with past practices and travel allowances made in the ordinary course of business), agreement, contract, commitment or arrangement for a line of credit or guarantee, pledge or undertaking in any manner whatsoever of the Indebtedness of any other Person;

              (e) agreement, contract or commitment for any capital expenditure in excess of $50,000; or

              (f) agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any Person, nor is any director, officer or employee of the Company or any of its Subsidiaries subject to any such agreement except where such limitation runs to the benefit of the Company or one of its Subsidiaries.

Except as set forth on Schedule 4.26, the Company and each of its Subsidiaries and, to the best knowledge of the Company (after due inquiry of the Company's Senior Management and advisors), each other party thereto have in all material respects performed all the obligations required to be performed by them to date under, have received no notice of default under and are not in default under any lease, agreement or contract now in effect to which any of the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries or its respective property may be bound, except where the same would not have a Material Adverse Effect. None of the Company or any of its Subsidiaries has any present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment to which any of the Company or any of its Subsidiaries is a party, except where the same would not have a Material Adverse Effect.

         SECTION 5. CONDITIONS PRECEDENT.

         The obligation of each Purchaser to purchase Notes and Warrants shall be subject to the satisfaction, and continuing existence, of each of the following conditions precedent on to the Closing Date:

         5.1 Excess Cash or Senior Credit Availability. On the Closing Date, and after allowing for the payment of the Merger Consideration, the Corporations shall have, on a consolidated basis, $2,000,000 of "excess cash or senior debt availability", which for this purpose shall mean the sum of (a) the Corporations' collected and available cash balances, plus (b) unused but available credit under the revolving line of credit described in the Senior Loan Agreement, minus (i) any accrued or incurred but unpaid costs related to the Transactions, minus (ii) an amount equal to the product obtained by multiplying $3.75 by the number of shares of SAC's or SCC's Capital Stock which are subject to valid appraisal demands, minus (iii) any past due trade payables or other liabilities, minus (iv) any other cash or cash equivalents the use of which by the Corporations is restricted by contract, lien, agreement, escrow arrangements or similar restrictions and minus (v) any checks or drafts issued by the Corporations that are outstanding on the Closing Date. At the Closing, the Company shall deliver to the Purchasers as Schedule 5.1 a written calculation of excess cash or availability, with a description of the elements thereof.

         5.2 Purchaser Documents. The Company shall have issued and delivered the Notes and Warrants to the Purchasers; and each Purchaser shall have received a counterpart of this Agreement and of each of the other Purchaser Documents, duly executed by each party thereto.

         5.3 Legal Opinions. The Purchasers shall have received the executed legal opinion of Kane Kessler, P.C. or other counsel to the Company, dated the Closing Date, in form and substance satisfactory to the Purchasers and their counsel and covering such matters incident to the Purchaser Transactions and the other Transactions as the Purchasers may reasonably require, including without limitation the matters referred to in Sections 4.1-4.6, 4.13, 4.14 and 4.19 hereof, and the Purchasers shall have received all opinions of counsel to other parties in respect of any aspect or consequence of the Purchaser Transactions and the other Transactions as the Purchasers may reasonably request.

         5.4 Other Documents. The Purchasers shall have received all closing certificates, corporate documents, evidence of authorization, forms and information required by the U.S. Small Business Administration, and other agreements, instruments and documents in respect of any aspect or consequence of the Purchaser Transactions as the Purchasers may reasonably request in writing, including without limitation all documents listed on the List of Closing Documents provided by the Purchasers to the Company on or prior to the Closing Date, all of which shall be in form and substance reasonably satisfactory to the Purchasers.

         5.5 Representations and Warranties; No Default or Event of Default. The representations and warranties made by each of the Company and each Subsidiary in the Purchaser Documents to which it is a party shall be true and correct in all respects as is required by Section 4 hereof as of the Closing Date, with the same force and effect as though made again on such date at the time of, and giving effect to, the issuance and sale of the Notes and Warrants. At the time of, and giving effect to, the issuance and sale of the Notes and Warrants and the consummation of the other Purchaser Transactions on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

         5.6 Purchaser Transactions; Other Transactions.

         (a) All consents necessary to the consummation of the Purchaser Transactions shall have been obtained, and all conditions precedent to the consummation of the Purchaser Transactions shall have been or shall be satisfied or waived prior to or concurrently with the issuance and sale of the Notes and Warrants. All Purchaser Transactions shall have been or shall be consummated pursuant to the terms of the applicable Purchaser Documents prior to or concurrently with the issuance and sale of the Notes and Warrants, and in compliance with all applicable laws.

         (b) True, correct and complete execution copies of all Transaction Documents shall have been delivered to the Purchasers and their counsel, who shall be satisfied with the form and substance thereof. The Purchasers shall be satisfied with the terms of the subordination of the Notes and the liens and rights granted to the Senior Lender pursuant to the Senior Debt and the Senior Subordination Agreement and with the Purchasers' rights to enforce and exercise Liens granted to Purchasers.

         5.7 Funding Fee; Transaction Expenses. The Purchasers or their designees shall have received their pro rata shares of (i) a funding fee of $150,000, less any amounts paid by the Company as a commitment fee prior to Closing, and (ii) Costs and Expenses incurred in connection with the Transaction.

         5.8 SCC Merger. The Purchasers shall be satisfied with the terms of the SCC Merger Documents and with the legal structure and capitalization of the Company and its Subsidiaries, and all documentation relating thereto; and evidence of the equity ownership of each Corporation shall have been delivered to the Purchasers and shall be satisfactory in form and substance to them. All parties described in the SCC Merger Documents and related proxy statement as intending to, or having the right to, exchange common stock interests of SCC for interests in the Company in the Merger shall have consummated such exchange to the fullest extent described therein or shall have waived such right in writing, and the capitalization of SAC shall otherwise be completed as therein described and contemplated.

         5.9 Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Purchaser Transactions shall be satisfactory in form and substance to the Purchasers, in their discretion; the Purchasers and their counsel shall be satisfied that each of the Company and its Subsidiaries is in compliance with, or upon completion of the Transactions shall comply with, all matters described in Section 4 and Section 5 of this Agreement, and the Purchasers shall have received information, documentation and certifications regarding any matter or question that may affect, or be related to, such compliance, satisfactory to the Purchasers in their discretion.

         5.10 Due Diligence; No Adverse Change or Events. The Purchasers shall have completed their due diligence investigations of the Corporations and the results thereof shall be satisfactory to the Purchasers in their discretion; and there shall not exist in the Purchasers' judgment (i) any event or condition that has had or would have a Material Adverse Effect, or (ii) any law or regulation which, in the opinion of the Purchasers' counsel, prevents or prohibits any Purchaser from funding its purchase of the Notes and Warrants or maintaining its investment therein, or which would materially adversely affect the economic benefits expected to be realized by the Purchasers in the Transactions.

         5.11 Minimum EBITDA. The Company shall have minimum EBITDA for the twelve-month period ending on the date of the latest Financial Statements, of not less than $5,810,000 (as adjusted, subject to documentation satisfactory to the Purchasers, solely for up to $115,000 of non-recurring relocation and recruitment costs associated with the employment of Joseph Grabowski but solely to the extent that such costs were accounted for as an expense in the Financial Statements during such twelve-month period). The chief financial officer of the Company shall provide a certificate to the Purchasers at Closing, certifying (a) as to the Company's EBITDA for the twelve-month period ending on the date of the latest Financial Statements, (b) that such EBITDA was determined in accordance with GAAP, and (c) that such officer reasonably believes that the Company's EBITDA as of the end of the month during which the Closing occurs will not be less than the minimum described in the first sentence of this Section.

         5.12 Compliance With Sources and Uses. The Company shall have provided the Purchasers with a statement of the sources and uses of funds in connection with the transactions occurring pursuant to the Transaction Documents on the Closing Date, which statement shall conform to that set forth on Schedule 5.12 hereto. Any variance from the sources and uses set forth in Schedule 5.12 shall require the consent of the Purchasers, and the Company shall provide documentation satisfactory to the Purchasers that the items listed on such statement are true and accurate in all material respects. Any non-compliance with or variance from the statement of sources and uses consented to by the Purchasers shall be described on an attachment to Schedule 5.12.

         5.13 Closing Certificates. On or prior to the Closing Date, the Purchasers shall have received:

         (i) a solvency certificate from the chief financial officer of the Company certifying that: (a) the Corporations do not and will not have, immediately following the closing of the Transactions, unreasonably small capital to carry out their respective businesses as now conducted or as proposed to be conducted; and (b) the Corporations do not intend to, and do not believe that they will, incur Indebtedness beyond their ability to pay such Indebtedness as it matures;

         (ii) certificates of insurance complying with the requirements of
    Section 6.5 for the business and properties of the Corporations, in form and substance reasonably satisfactory to the Purchasers; and

         (iii) a certificate of the chief executive officer of the Company certifying that (a) all of the representations and warranties of the Corporations set forth in the Transaction Documents are true, complete and accurate in all respects as of the Closing Date, and (b) as of the Closing Date, the Corporations have complied with and performed all of the covenants and agreements, and satisfied all of the conditions, to be complied with, performed or satisfied by the Corporations pursuant to the Transaction Documents on or prior to the Closing Date.

         5.14 Reservation of Common Stock. The Company shall have authorized, and reserved and kept available, free of preemptive rights, the number of shares of Common Stock necessary to accommodate the exercise of all outstanding Warrants.

         SECTION 6. AFFIRMATIVE COVENANTS.

         The Company hereby agrees that until each and all of the Notes are paid in full, including any accrued and unpaid interest, premiums, Principal Increases and Costs and Expenses payable with respect thereto, so long as this Agreement is in effect (and thereafter in accordance with Section 13):

         6.1 Financial and Other Information. The Company will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full and true entries will be made of all dealings or transactions relating to their business and affairs, and the Company shall cause to be furnished to each
Purchaser:

         (a) as soon as practicable and in any event within thirty (30) days after the end of each month and each fiscal quarter, as the case may be, and within forty-five (45) days after the end of December, (i) unaudited consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for such month and the year-to-date period and, if applicable, the fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as of the end of such month, all of which shall be prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustment, and (ii) in comparative form, figures for the actual results for the corresponding month and year-to-date periods and, if applicable, the fiscal quarter in the immediately preceding fiscal year and amounts projected for such month, year-to-date period and quarter pursuant to Section 6.1(e), together with a written report providing explanations of any material variances;

         (b) intentionally deleted;

         (c) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, (i) consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for such year, and consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding fiscal year, all of which statements and balance sheets shall be in reasonable detail and satisfactory in scope to the Purchasers and prepared by Deloitte & Touche or another respected national firm of independent certified public accountants selected by the Company and reasonably satisfactory to the Purchasers, whose opinion shall be unqualified and shall be prepared in accordance with GAAP and generally accepted auditing standards, provided, that each Purchaser hereby agrees that such Purchaser will consider satisfactory any Big 5 accounting firm retained by the Company, (ii) any accountants' comment letter on the Company's and its consolidated Subsidiaries' internal financial or accounting systems or controls which shall be issued as well as copies of all other reports submitted by the Company's accountants;

         (d) intentionally deleted;

         (e) as soon as practicable and in any event before the end of each fiscal year, an operating budget and projected financial statements for each month of the next succeeding fiscal year (including a statement of underlying assumptions), in the same format as the financial statements provided pursuant to Sections 6.1(a) and (c); provided, that the Company shall deliver such operating budget and projected financial statements for the fiscal year ending December 31, 2001 prior to the Closing Date;

         (f) (i) as soon as practicable, and in any event at the same time as any notice is given to the Senior Lender (but in no event later than five
    (5) Business Days after any officer of the Company obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default or an Event of Default), notice of any default under the Senior Debt or of any Defaults or Events of Default hereunder, and (ii) any other notice, certificate, or other document or information given to or received from the Senior Lender not later than these (3) Business Days after the date thereof;

         (g) with reasonable promptness, such other information reasonably available to the Company as the Purchasers may from time to time reasonably request respecting the business, properties, prospects, condition or operations, financial or otherwise, of the Company and its Subsidiaries, including without limitation, all forms and information requested or required by the U.S. Small Business Administration as a result of any Purchaser being a small business investment company;

         (h) if the Company shall provide its Board of Directors with any financial information not otherwise provided for herein, it shall also furnish the same to the Purchasers in addition to the financial statements and other information for the Company and its Subsidiaries required to be furnished pursuant to the foregoing provisions of this Section 6.1;

         (i) Each Purchaser shall keep confidential all information concerning the Corporations furnished by the Company pursuant to this Section 6.1, as well as all other information concerning the Corporations acquired by the Purchasers by virtue of their status as Purchasers under the Purchaser Documents or as a result of their (or their representatives') attendance as directors or non-voting observers at meetings of the Board of Directors of any of the Corporations (including information acquired as a result of any inspection conducted in accordance with Section 6.2 below); provided, that a Purchaser may communicate such information to such Purchaser's officers, employees, professional advisors, creditors and owners, subject to the same confidentiality provisions applicable to such Purchaser. A Purchaser may also disclose such information to any Governmental Authority having jurisdiction over such Purchaser, to the extent required by such Governmental Authority, provided that (except in the case of disclosures to the U.S. Small Business Administration by a Purchaser which is a Small Business Investment Company) such Purchaser shall use reasonable effort to notify the Company prior to such disclosure so that the Company will have a reasonable amount of time to contest such disclosure if the Company wishes to do so. A Purchaser may also disclose such information to any other Person in connection with such Purchaser's sale of any participations in, or assignments of, the Notes, Warrants or Warrant Shares, provided that such Person shall execute a confidentiality agreement requiring the recipient to maintain the confidentiality of the information to the same extent as required hereunder for the Purchaser. Following any Default or Event of Default or as may be reasonably necessary to effect the exercise of rights hereunder, a Purchaser may disclose information to others in connection with the exercise of such Purchaser's rights hereunder or under any of the other Purchaser Documents and as may be required by applicable law;

         (j) If requested by Purchasers, together with each delivery of financial statements required by Section 6.1(c), a certificate of the accountants who performed the audit in connection with such statements (i) stating that they have reviewed this Agreement and that, in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default or, if such accountants have obtained knowledge of a Default or Event of Default, specifying the nature and period of existence thereof and (ii) setting forth the calculations necessary to establish whether or not the Company was in compliance with the covenants contained in Section 7.19 as of the date of such statements. The Company authorizes the Purchasers to discuss the financial condition of the Company with the Company's independent certified public accountant and agrees that such discussion or communication shall be without liability to either Purchasers or the Company's independent certified public accountants. The Company shall deliver a letter addressed to such accountants authorizing them to comply with the provisions of this
    Section 6.1(j); in any event, such accountants are irrevocably authorized to rely upon a copy of this Agreement as authority for such discussions and communications; and

         (k) Together with each delivery of financial statements required by Sections 6.1(a), (i) a detailed report, certified as true, complete and accurate by the chief financial officer of the Company, that provides a discussion of the operations and financial condition of the Company and its Subsidiaries for the period covered by such financial statements and a summary and discussion of catalog performance measures. Such report shall be in form reasonably satisfactory to the Purchasers in their discretion, provided that the format of reports previously provided to the Purchasers shall be deemed reasonably satisfactory, and (ii) if the financial statements are for a fiscal quarter, a certificate of the Company's president or chief financial officer (A) stating that, based on an examination sufficient to enable an informed statement, no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Company with respect to such Default or Event of Default, and (B) setting forth the calculations necessary to establish whether or not the Company was in compliance with the covenants contained in Section 7.19 as of the date of such statements and for the periods then ended, as the case may be.

         6.2 Inspection. Any Purchaser, or any Person designated by a Purchaser in writing, shall have the right, from time to time hereafter, to call at the place or places of business of any Corporation during ordinary business hours
(a) to inspect, audit and check any of its books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions among the parties to the Transaction Documents, and (b) to discuss its affairs, finances and business with any of its Senior Management or directors.

         6.3 Conduct of Business. Except as contemplated in connection with the sale of the Company's Western Schools or the AHI businesses, the Company shall, and shall cause each Subsidiary to, (a) maintain its corporate existence, (b) maintain in full force and effect all bonds, franchises, patents and trademarks, and all governmental licenses, permits and authorizations, in each case which are material to the conduct of its business, (c) maintain in full force and effect all leases, contracts and other rights, and all non-governmental licenses, permits and authorizations, in each case the loss of which would have a Material Adverse Effect, (d) engage only in (i) the businesses in which they are currently engaged as of the Closing Date and (ii) businesses reasonably related to the businesses in which they are currently engaged as of the Closing Date; provided, however, that (A) such reasonably related businesses do not involve direct retail operations and do not require significant expenditures or commitments, and (B) the addition of such reasonably related businesses does not materially change the nature of the business of the Company or its Subsidiaries,
(e) comply with all applicable laws, orders, regulations and ordinances of all Governmental Authorities, except for such laws, orders, regulations and ordinances the violation of which would not be reasonably likely to have a Material Adverse Effect, (f) maintain its Property in good working order, and
(g) continue to own or lease such Property as is sufficient, and continue to maintain such Property in appropriate condition, to conduct business and operations in a manner consistent with its past practice and with achieving the Projections.

         6.4 Taxes. The Company shall pay, and cause its Subsidiaries to pay, all of their respective (i) license fees, bonding premiums and related taxes and charges, (ii) real and personal property taxes, assessments and charges, (iii) franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and (iv) other governmental charges assessed against any of them, or payable by any of them, in each case at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to any of their property, provided that the applicable Corporation shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if it establishes adequate reserves to cover such contested taxes, assessments or charges.

         6.5 Property, Liability and Business Interruption Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain insurance to such extent and covering such risks as shall be required by law or by any agreement to which any of such Corporations is a party, and, in any event, keep and maintain their properties and businesses insured against such risks as are ordinarily insured against (and in such amounts, and subject to such deductibles as are ordinarily obtained) by prudent Persons engaged in similar businesses similarly situated with nationally recognized and financially sound insurers. The Company shall maintain, and cause each of its Subsidiaries to maintain, at the Company's or such Subsidiary's expense, such public liability insurance, third party property damage insurance and business interruption insurance, in such amounts and with such deductibles, as is reasonably acceptable to the Purchasers and as is customary for similar businesses similarly situated. All such policies of insurance shall be issued by insurers having A.M. Best ratings no less than A, and if any such insurer shall cease to have such rating, then the Company shall replace such policy with one or more issued by an insurer or insurers with such rating within 120 days. Upon request, the Company shall deliver to each Purchaser a certified copy of each such policy of insurance and evidence of payment of all premiums therefor.

         6.6 Pension Plans. The Company shall (i) deliver to the Purchasers promptly, and in any event within 30 days, any notice, letter or communication received by any Corporation from the PBGC, the IRS or any other Governmental Authority with respect to any Plan, if such notice could result in any material liability to any Corporation, (ii) upon Purchaser's request, provide the Purchasers with copies of any annual report filed by any Corporation with the PBGC in connection with any Plan, promptly after the request therefor, and (iii) notify the Purchasers prior to terminating any Plan if such termination could result in any material liability to any Corporation.

         6.7 Notice of Suits, Adverse Changes in Business and Defaults. The Company shall, as soon as possible, and in any event within five (5) Business Days after it learns of any of the following, give written notice to the Purchasers of:

         (a) any proceeding(s) being instituted or threatened to be instituted by or against any Corporation in any federal, state, local or foreign court or before any Governmental Authority in which the amount in controversy exceeds $200,000 (unless the same is covered by insurance and arises in the ordinary course of business in accordance with such Corporation's historical experience) or in which injunctive relief is requested, and any litigation, proceeding, investigation or claim that relates in any material way to (i) any of the Transaction Documents, or (ii) the Certificate of Incorporation, as amended, or By-laws, as amended, of any Corporation;

         (b) any change in the business, assets or condition, financial or otherwise, of any Corporation which can reasonably be expected to have a Material Adverse Effect;

         (c) any failure by any party to perform any material term or provision of any of the SCC Merger Documents;

         (d) the occurrence of any "Default" or "Event of Default" as defined in any of the Senior Debt Documents;

         (e) the occurrence of any material default under any other material lease, contract or other agreement to which the Company is a party; and

         (f) the occurrence or existence of any event or condition which could reasonably be expected to cause a Default or Event of Default.

         6.8 Environmental Laws. (a) The Company shall promptly notify and furnish the Purchasers with a copy of any and all Environmental Notices which are received by any Corporation on or after the date hereof which can reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause its Subsidiaries to, take prompt and appropriate action in response to any and all such Environmental Notices, and shall promptly furnish the Purchasers with a description of the applicable Corporation's Response thereto. The Company shall promptly notify the Purchasers of any event or state of facts which could reasonably be expected to result in any such Environmental Notice.

         (b) The Company shall, and cause each of its Subsidiaries to, (i) comply in all material respects with all Environmental Laws, (ii) obtain, comply with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, (iii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and (iv) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws (and provide copies of all such orders and directives to the Purchasers), except, in each case, to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

         (c) The Company shall defend, indemnify and hold harmless each of the Purchasers and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise (including without limitation attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses), arising out of, or in any way relating to (i) any Environmental Laws applicable to any of the Corporations, any of their operations, or any real property owned or operated by any of them, (ii) any orders, requirements or demands of any Governmental Authority or any private party related to any Environmental Laws or to Hazardous Materials, or (iii) the actual or alleged presence of Hazardous Materials on any property previously, now or hereafter owned, leased or otherwise held by any of the Corporations. The indemnity set forth in this paragraph (c) shall survive any termination of this Agreement.

         6.9 Notices Relating to Transactions. The Company shall promptly provide the Purchasers with copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to any Corporation pursuant to the terms of or in connection with, any Transaction Document, or any Corporation's charter or bylaws, or by any Corporation to any such Person; without limiting the foregoing, the Company agrees to notify the Purchasers of the effective date and amount of any prepayment pursuant to the Senior Loan Agreement.

         6.10 Boards of Directors. The Company shall allow two representatives of the Purchasers to attend and observe all meetings of the Boards of Directors of each of the Company and its Subsidiaries and all committees thereof, and at all times during which the Purchasers shall hold, in the aggregate, at least 1% of the Company's Common Stock, after either (a) the repayment in full of the Notes, or (b) upon and after the occurrence of an Event of Default and until the end of the second calendar quarter following the date on which such Event of Default is cured, shall cause the Purchasers to have the right to designate one member of the Board of Directors of the Company (such representatives and any director are referred to herein as the "Purchaser Representatives"). The Company shall (i) give the Purchaser Representatives notice of all such meetings, at the same time as furnished to the directors of the applicable Corporation, and cause all such meetings to be held in New York, New York or the Boston, Massachusetts metropolitan area, (ii) pay the reasonable out-of-pocket costs and expenses of the Purchaser Representatives and otherwise compensate a Purchaser Representative at the same level as the most highly compensated non-employee member of the Board of Directors of each of the Company and its Subsidiaries, and indemnify each of the Purchaser Representatives to the fullest extent permitted by law in connection therewith, (iii) provide to such Purchaser Representatives all notices, documents and information furnished to the directors of the applicable Corporation whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such directors, (iv) notify such Purchaser Representatives of, and permit such Purchaser Representatives to participate by telephone in, emergency meetings of such Boards of Directors and all committees thereof, (v) provide such Purchaser Representatives copies of the minutes of all such meetings at the time such minutes are furnished to the directors of the applicable Corporation,
(vi) cause regularly-scheduled meetings of the Boards of Directors of SAC quarterly, and each other Corporation to be held no less frequently than annually, and (vii) upon the request of any of the Purchasers, obtain and maintain in force directors' and officers' liability insurance in an amount reasonably acceptable to Purchasers, (viii) cause the creation on SAC's Board of an audit committee composed solely of non-employee directors, the responsibility of which shall be to fulfill all functions recommended by the Auditing Standards Board of the AICPA as well as monitoring and reviewing all major accounting policies and auditor relationships of such Corporation, and (ix) cause the creation on SAC's Board of a compensation committee composed solely of non-employee directors, the responsibility of which shall be to monitor and review compensation plans, the Stock Option Plan, other Plans, annual performance objectives for senior executives, and the achievement of these performance objectives.

         6.11 Subsidiary Mergers. The Company shall not cause any merger of Subsidiaries of the Company, unless, in the reasonable opinion of counsel for and/or the independent certified public accountants of the Company, such merger would not result in material adverse tax consequences to the Company and to the Purchasers.

         6.12 Intentionally omitted.

         6.13 Intentionally omitted.

         6.14 Notice of Amendment of Senior Loan Agreement. The Company (i) shall not enter into any amendment of the Senior Loan Agreement without providing the Purchasers with advance written notice of the proposed terms of such amendment not less than five (5) Business Days prior to the making of such amendment, and (ii) without the prior written consent of the Purchasers, shall not enter into any amendment of the Senior Loan Agreement, or in any other manner modify or supplement or alter by agreement or waiver, the Senior Loan Agreement, the purpose of which is (a) a voluntary permanent reduction of any revolving credit facility provided under the Senior Loan Agreement (unless after such reduction, there shall remain no less than $2,000,000 of unused but available credit under the revolving line of credit described in the Senior Loan Agreement) or (b) violative of Section 7.15 hereof.

         6.15 Exercise of Rights. The Company will, and will cause each of its Subsidiaries to, enforce all of the Company's and its Subsidiaries' material rights under the SCC Merger Documents, including, without limitation all material indemnification rights thereunder, and pursue all material remedies available to the Company and its Subsidiaries with diligence and in good faith in connection with the enforcement of any such rights.

         6.16 Use of Proceeds. The Company shall use the proceeds of the sale of the Notes solely as described in the statement of sources and uses referenced in
Section 5.12.

         6.17 New Subsidiaries. The Company shall cause all Subsidiaries whose formation is permitted hereunder to execute, at the discretion of the Purchasers, either a Subsidiary Guaranty in the form attached as Exhibit F or an assignment and assumption agreement whereby each such Subsidiary becomes a co-maker of each of the Notes.

         6.18 Reservation of Common Stock. The Company shall maintain authorized, reserved and kept available, free of preemptive rights, the number of shares of Common Stock necessary to accommodate the exercise of all outstanding Warrants.

         SECTION 7. NEGATIVE COVENANTS.

         The Company hereby agrees that until each and all of the Notes are paid in full, including any accrued and unpaid interest, premiums, Principal Increases and Costs and Expenses payable with respect thereto, so long as this Agreement is in effect (and thereafter in accordance with Section 13):

         7.1 Liens or Encumbrances. The Company will not create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, and will not enter into or suffer to exist, or permit any Subsidiary to enter into or suffer to exist, any agreement that would be inconsistent with the Purchasers' exercise of exclusive rights to Liens on the Corporations Property excepting the rights of the Senior Lender and the following:

         (i) Liens at any time granted in favor of the Purchasers, and Liens granted to the Senior Lender pursuant to the Senior Debt Documents as in effect on the date hereof;

         (ii) (A) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or that are being actively and diligently contested in good faith; (B) statutory Liens arising in the ordinary course of the Company's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required or such Liens are being actively and diligently contested in good faith; and
    (C) Liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding, provided that execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively and diligently contested in good faith;

         (iii) Purchase Money Liens securing Purchase Money Indebtedness permitted pursuant to Section 7.2(f) below;

         (iv) Liens securing Indebtedness of one of the Company's Subsidiaries to the Company or another such Subsidiary;

         (v) reservations, exceptions, easements, rights-of-way, zoning restrictions and other similar encumbrances affecting the real Property of the Company and its Subsidiaries that do not interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

         (vi) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented;

         (vii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security;

         (viii) Liens arising by operation of law in the nature of workmen's liens securing claims for labor, or related materials or supplies, provided that execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively and diligently contested in good faith;

         (ix) such other Liens existing on the Closing Date which are set forth on Schedule 7.1; and

         (x) such other Liens as the Purchasers may hereafter approve in writing.

         7.2 Indebtedness. The Company will not incur, create, assume, become or be liable in any manner with respect to any Indebtedness, or permit any Subsidiary to do so, except (a) the Indebtedness evidenced by the Notes and other obligations of the Corporations under this Agreement and the other Purchaser Documents, (b) Senior Debt provided by the original Senior Lender, or any refinancing thereof permitted pursuant to Section 7.15 (in the event of any such permitted refinancing, all references herein to "Senior Debt", "Senior Debt Documents", "Senior Lender" and "Senior Loan Agreement" shall be appropriately adjusted to apply to the refinancing, (c) Indebtedness of the Corporations which is subordinated to the Notes on terms reasonably acceptable to the Purchasers,
(d) the Merger Consideration, which is to be paid off with the proceeds of the issuance and sale of the Notes and Warrants, (e) other Indebtedness of the Corporations which is to continue after the Closing Date and is identified on
Schedule 7.2, (f) Indebtedness of the Corporations secured by Purchase Money Liens and Indebtedness of the Corporations under Capital Leases not to exceed $600,000 in the aggregate, provided, however, that the Company may incur up to $1,000,000 of Indebtedness under long-term Capital Leases in order to replace its Renaissance MIS System (which such Capital Leases shall be secured solely by the assets leased or financed thereunder), (g) Indebtedness incurred to finance the payment of the aggregate consideration payable pursuant to one or more exercises of the Put Option (as defined in the Warrant Agreement), (h) Indebtedness with respect to the exercise of appraisal rights of SCC shareholders in connection with the Merger, (i) the SC Licensing Note; (j) Indebtedness consisting of interest rate protection agreements entered into with the Senior Lender; (k) Indebtedness consisting of trade accounts payable incurred in the ordinary course of business and not yet payable in accordance with their terms; and (l) Indebtedness consisting of (i) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that the Company and its Subsidiaries are otherwise in compliance with Sections 6.4 and 7.1 hereof, (ii) judgments or awards (not to exceed, in the aggregate, $275,000) which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which the Company or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review in a manner reasonably satisfactory to the Purchasers and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been established in accordance with GAAP, and (iii) endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business.

         7.3 Consolidations, Mergers or Acquisitions. Unless the transaction either (a) constitutes an arm's length, good faith transaction with an unaffiliated third party and concerns the acquisition of, or a merger with, a business or entity in the same or substantially similar line of business as the Company, and does not result in a Default, an Event of Default or a Change in Control, or (b) requires payment in full of all Notes, including any accrued and unpaid interest, premiums, Principal Increases and Costs and Expenses payable with respect thereto, and other obligations, if any, to the Purchasers under the Purchaser Documents (in accordance with the terms thereof) upon consummation of the transaction, the Company will not, and will not permit any Subsidiary to, recapitalize or consolidate with, merge with, acquire the Capital Stock of, or otherwise acquire all or any substantial part of the assets or Properties of any other

Person except that (i) a wholly-owned Subsidiary of the Company may merge into another wholly-owned Subsidiary of the Company, and (ii) a Subsidiary of the Company may merge into the Company (including as contemplated by Section 6.11).

         7.4 Investments or Loans. The Company shall not, and shall not permit any Subsidiary to, acquire any Property in exchange for cash or other Property, whether in the form of an acquisition of securities or other Indebtedness or obligations, or the purchase or acquisition by the Company or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following:

         (i) investments in one or more Subsidiaries of the Company to the extent existing on the Closing Date or in Subsidiaries formed or acquired after the Closing Date but solely to the extent that (a) such Subsidiaries are, or become as a result of the acquisition or investment, wholly-owned by the Company or a wholly-owned Subsidiary of the Company and (b) prior to the date of formation or acquisition such Subsidiary has executed and delivered, at the discretion of the Purchasers, either a Subsidiary Guaranty or an assignment and assumption agreement whereby such Subsidiary becomes a co-maker of each of the Notes;

         (ii) fixed assets to be used in the business of the Company and its Subsidiaries so long as the acquisition costs thereunder constitute Capital Expenditures permitted hereunder;

         (iii) goods held for sale or lease or to be used in the manufacture of goods or the rendition of services by the Company or any of its Subsidiaries in the ordinary course of business;

         (iv) investments having a maturity of less than one year from the date thereof consisting of (a) debt obligations of the Senior Lender meeting the standards set out in (d) below, (b) obligations of the United States of America or any agency or instrumentality thereof, (c) repurchase agreements with the Senior Lender involving securities described in clauses (a) and
    (b), and (d) commercial paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors;

         (v) loans to employees not in excess of an aggregate of $55,000 at any one time outstanding, except for the existing loan in the principal amount not to exceed $150,000 made by the Company to Thomas McCain;

         (vi) accounts receivable arising from transactions in the ordinary course of business; contingent liabilities represented by endorsements of negotiable instruments for collection or deposit in the ordinary course of business; advances, deposits, down payments and prepayments on account of firm purchase orders made in the ordinary course of business;

         (vii) investments consisting of interest rate protection agreements entered into with the Senior Lender; and

         (viii) investment by SC Corporation in SC Licensing Corp., as evidenced by the SC Licensing Note.

         7.5 Subsidiaries. The Company will not create or have (or permit any Subsidiary to create or have) any Subsidiaries other than the Subsidiaries in existence on the date hereof without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld with respect to Subsidiaries that are wholly-owned by the Company or any of its Subsidiaries. In addition, (i) the Company shall cause each Subsidiary to comply with all the covenants and provisions of this Agreement (including, without limitation, the covenants set forth in Section 6.17 hereof), and (ii) the financial covenants contained herein shall apply to the Company and its Subsidiaries on a consolidated basis.

                  7.6 Disposal of Property. Except as set forth on Schedule 7.6, and except for a sale of all or any substantial portion of the stock or assets of the Company's Western Schools or AHI businesses (but only to the extent that such sale is an arm's length, good faith transaction with an unaffiliated third party), the Company will not sell, lease, transfer or otherwise dispose of any of its Properties, assets (including Capital Stock) or rights, or permit any Subsidiary to do so, except (i) sales of inventory in the ordinary course of business, (ii) sales or other dispositions in the ordinary course of business of equipment which is obsolete, uneconomical or no longer useful in its business or which is being replaced with other equipment of substantially equal or greater utility, (iii) dispositions of obsolete inventory, and (iv) other sales or other dispositions of Property where such sale or disposition (a) is an arm's length, good faith transaction in which at least 75% of the consideration received by the Company is in cash, (b) the sale price is at least the fair market value of the Property sold, and (c) the proceeds of the sale or disposition is applied to payment of Indebtedness for money borrowed, the aggregate fair market value of which, together with all such other Property so sold or disposed of in any 12-month period, shall not exceed 5% of the Company's tangible assets as at the beginning of such 12-month period.

         7.7 Capital Expenditure Limitations. Intentionally omitted.

         7.8 Compensation; Management or Consulting Fees; Certain Other
Payments.

         (a) Except as provided in subsection (b) of this Section 7.8, the Company will not, and will not permit any Subsidiary to, pay any salaries, bonuses or management, consulting, advisory or similar fees to its stockholders or their Affiliates, for services rendered to such Corporation or otherwise.

         (b) Notwithstanding anything to the contrary contained in subsection
(a) of this Section 7.8, the Company may: (i) pay regular salaried compensation to stockholders who are full-time executive officers of the Company at levels consistent with past practice, and may pay bonuses and make salary increases approved by the Board of Directors in the ordinary course of business, so long as (A) the bonuses and increases in compensation of any senior manager are consistent with past practice during the twelve months immediately preceding the Closing, or consistent with the compensation levels for like positions in similar companies as specifically considered and determined by the Board of Directors, and (B) any increases in such compensation are consistent with increases granted to employees holding like positions in similar companies as determined by the Board of Directors; (ii) pay compensation of $[________] to its directors and pay their reasonable expenses in connection with meetings and other activities of the Board of Directors or committees thereof; and (iii) pay success-based investment banking fees (but not retainer, periodic advisory or similar installment or ongoing fees) in amounts which are approved by a committee of directors, each member of which is not an affiliate of the person or entity which is to receive such fee, which is consistent with custom and practice in the industry on an arm's length basis for transactions of comparable size and nature, and which are incurred in connection with merger and acquisition services actually rendered in respect of a strategic business acquisition or sale. The Purchasers acknowledge that the salaries and bonuses payable under the employment agreements to be entered into at the Closing between the Company and Joseph Grabowski and Thomas McCain will not violate this
Section 7.8.

         7.9 Dividends, Stock Redemptions, Etc. While any Note is outstanding, the Company will not (a) declare or pay, or set apart any funds for the payment of, any dividends in any fiscal year on any shares of its Capital Stock, or (b) apply any of its funds, Property or assets to, or set apart any funds, Property or assets for, the purchase, redemption or retirement of, or make any Distribution, by reduction of capital or otherwise, in respect of any of its shares of Capital Stock, whether now or hereafter outstanding (other than in connection with exercises of the Put Option, as defined in the Warrant Agreement); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Company may repurchase, at "Market Price" (as defined in the Warrant Agreement attached hereto), Common Stock purchased by any employee who is not a party to the Stockholders Agreement as of the date of this Agreement if such Common Stock was acquired by such employees upon exercise of options, but only in connection with the termination of such employees' employment with the Company.

         7.10 Issuance of Additional Capital Stock by Subsidiaries. None of the Subsidiaries will issue any additional Capital Stock or equity interests of any kind or character, other than to the Company or a wholly-owned Subsidiary of the Company.

         7.11 Operating Leases. The Company will not, and will not permit any Subsidiary to, enter into any leases other than Capital Leases which would cause the annual payment obligations of the Company and its Subsidiaries under all such leases to exceed Eight Hundred Eighty Thousand Dollars ($880,000) in the aggregate.

         7.12 Intentionally omitted.

         7.13 Transactions with Affiliates. Except as expressly permitted under
Section 7.8, the Company will not, and will not permit any Subsidiary to, transfer any cash or Property to any officer, director, employee or Affiliate, enter into any contract or transaction with any such Person, or modify any outstanding contract or transaction with any such Person, including without limitation the purchase, lease, sale or exchange of Property or the rendering of any service to any such Person.

         7.14 ERISA. The Company will not, and will not permit any Subsidiary or ERISA Affiliate to:

         (a) engage in any transaction in connection with which such Corporation or ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code;

         (b) terminate any Pension Plan in a "distress termination" under
    Section 4041 of ERISA;

         (c) fail to make payment when due of all amounts which, under the provisions of any Plan, such Corporation or ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto; or

         (d) adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

         7.15 Certain Amendments of Senior Debt Documents and Other Transaction Documents; Refinancing of Senior Debt. [TO BE CONFORMED TO CORRESPONDING PROVISION IN THE SENIOR SUBORDINATION AGREEMENT] The Company will not amend, modify or alter, or permit to be amended, modified or altered, (a) any of the Senior Debt Documents or the Senior Debt (in a refinancing thereof or otherwise), if the effect would be (i) that the amount of Indebtedness under the Senior Debt Documents or constituting the Senior Debt thereunder, as so amended, modified or altered, would exceed the sum of the "Maximum Revolving Credit Amount" plus the outstanding principal balance of the "Term Loan" (as those terms are defined in the Senior Loan Agreement as of the date of Closing), or which would change the borrowing availability under the Senior Loan Agreement from that which exists as of the date of Closing, (ii) to cause any applicable interest rate margin under the Senior Loan Agreement as in effect on the date of Closing to be increased by more than three percent (3%) per annum, or to impose an interest rate margin where none presently exists greater than three percent (3%) per annum, (iii) to extend the final maturity of the Senior Debt beyond the maturity date set forth in the Senior Loan Agreement as of the date of Closing or accelerate the scheduled amortization thereof as set forth in the Senior Loan Agreement as of the date of the Closing, (iv) to add or change any "Default" or "Event of Default" (as defined in the Senior Loan Agreement on the date of the Closing) or any covenant (as set forth in the Senior Loan Agreement on the date of Closing), if such addition or change would make such Default or Event of Default or covenant more restrictive or burdensome on the Company, or would adversely affect the payment or other rights of the Purchasers hereunder, or (v) add any financial test or ratios to the Senior Loan Agreement which are more restrictive than those included therein as of the date of Closing, or (b) any of the other Transaction Documents (including, without limitation, the SCC

Merger Documents), in any way which would adversely affect the Purchasers. The Company will not, and will not permit any of its Subsidiaries to, enter into any refinancing of the Senior Debt Documents which would change the terms of the Senior Debt in any respect which would not be permitted in the case of an amendment, modification or alteration pursuant to the foregoing provisions of this Section 7.15.

         7.16 Other Amendments. The Company will not, and will not permit any of its Subsidiaries to amend, modify or change its certificate or articles of incorporation or other charter documents (including, without limitation, by the filing or modification of any certificate of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or amend or modify any agreement entered into by it with respect to its Capital Stock or other equity interests (including any stockholders' agreement), or enter into any new agreement with respect to its Capital Stock or other equity interests, unless such amendment, modification, change or other action contemplated by this Section could not reasonably be expected to be adverse to the interests of the Purchasers in any material respect. The Purchasers acknowledge that such amendment, modification, change or action made or taken (a) to enable the Company to comply with Section
5.14 and 6.18 hereof, or (b) in connection with the sale and/or issuance of Common Stock, will not violate this Section.

         7.17 Accounting Methods. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except (a) as required by GAAP, (b) a change in the depreciation method employed thereby to straight line depreciation or (c) a change in a Subsidiary's accounting treatment or reporting practices to conform the accounting practices or reporting practices of newly acquired Subsidiaries to the methods used by the Company, unless such significant change is required by the Company's independent certified public accountants and provided, however, that upon such change, the Purchasers shall be entitled to modify the financial and other covenants set forth herein in such manner as the Purchasers shall determine, in their sole discretion, exercised in good faith, to require compliance in a manner most nearly equivalent to the effect or requirements of such provisions prior to such change in accounting treatment or accounting practice.

         7.18 Payments on Subordinated Debt. The Company will not make, or permit any Subsidiary to make, any principal payment of or interest payment on, or purchase or acquire, or prepay, any Indebtedness which is subordinate to the Notes except in accordance with the provisions of the subordination thereof; or permit any notes or agreements evidencing Indebtedness which is subordinate to the Notes, or any subordination agreement executed in connection therewith, to be modified or amended or any agreement or consent to be given thereunder whereby (i) any provisions thereof relating to the subordination thereof to the Notes are waived, modified or discharged, or (ii) there is any acceleration of the maturities therein provided.

         7.19 Financial Covenants. On and after the date hereof, until the Notes and all other obligations of the Corporations to the Purchasers hereunder have been unconditionally and irrevocably paid in full (including, without limitation, the obligations pursuant to Section

15.5 hereof), the Company shall observe, and shall cause its Subsidiaries to observe, the covenants set forth on Exhibit G attached hereto. The Company shall give notice to the Purchasers immediately upon any change in the financial covenants set forth in the Senior Loan Agreement from those set forth therein on the Closing Date. The Company acknowledges that upon receipt of any such notice, the Purchasers (in their discretion) may, by written notice given within ten
(10) business days of receipt of such notice from the Company, notify the Company of their intent to amend Exhibit G to conform the covenants set forth therein to such change (which amendment will include, with respect to each such covenant, the same relative "cushion" between such covenant and the corresponding covenant in the Senior Loan Agreement that exists on the date hereof), and Exhibit G shall be so amended automatically (with no further notice from the Purchasers) on the date that the change to the Senior Loan Agreement financial covenants becomes effective.

         7.20 Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Purchaser Documents, (iii) the Senior Debt Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.1 hereof.

         SECTION 8. SUBORDINATION

         The Purchasers covenant and agree that the Indebtedness evidenced by the Notes shall be subordinate and junior in right of payment to the Senior Debt and the liens securing the Senior Debt, in the manner and to the extent set forth in the Senior Subordination Agreement. The Company will not make (or give any notice in respect of), and will not permit any of its Subsidiaries to make (or give any notice in respect of), any voluntary, optional or mandatory payment or prepayment on or redemption or acquisition for value of (including, in each case, without limitation, by way of depositing with any Person money or securities before due for the purposes of paying when due), any Senior Debt or make any other payment in respect thereof (whether for principal, interest or other amounts) except as otherwise expressly permitted by the Senior Loan Agreement and the Senior Subordination Agreement.

         SECTION 9. EVENTS OF DEFAULT.

         9.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

         (a) all or any portion of the principal of and/or premium, if any, interest or other amounts payable on the Notes is not paid when due, and such failure continues for more than five (5) calendar days; or

         (b) a breach by the Company or any of its Subsidiaries of any of the covenants, conditions, promises or agreements contained in Sections 6 or
    Section 7; or

         (c) a breach by the Company or any of its Subsidiaries of any of the covenants, conditions, promises or agreements contained in any Purchaser Document (other than those specified in Sections 9.1(a) or (b) above), and such breach continues for a period of fifteen (15) days after a Corporation first knows or reasonably should have known of the occurrence of the acts or omissions that constitute such breach; or

         (d) any warranty or representation heretofore, now or hereafter made by the Company or any of its Subsidiaries in or pursuant to any of the Purchaser Documents is determined by the Purchasers (as set forth in a written notice given at any time by the Purchasers) to be, or have been, untrue or incorrect in any material respect as of the date as of which made; or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time by the Company or any of its Subsidiaries to the Purchasers under or pursuant to the Purchaser Documents is untrue or incorrect in any material respect on the date as of which made; or

         (e) a judgment or order requiring payment in excess of insurance coverage by more than $275,000 shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall remain unsatisfied or undischarged or unbonded and in effect for thirty (30) consecutive days without a stay of enforcement or execution; or

         (f) a notice of Lien, levy or assessment (other than a Permitted Lien) is filed or recorded with respect to any material portion of the assets of the Company or any of its Subsidiaries by any party, or action is taken or commenced by any Governmental Authority on account of any taxes or debts owing at any time or times hereafter which results in a Lien (other than a Permitted Lien) upon any material portion of the assets of the Company or any of its Subsidiaries; or

         (g) any material portion of the assets of the Company or any of its Subsidiaries is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

         (h) a proceeding under 11 U.S.C. ss.ss.101 et seq., as amended, and any similar or successor Federal statute, and the rules and regulations thereunder (collectively, the

    "Bankruptcy Code"), seeking an order for relief or under any other bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Company or any of its Subsidiaries and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under the Bankruptcy Code seeking an order for relief or under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries makes an assignment for the benefit of creditors, or the Company or any of its Subsidiaries takes any corporate action to authorize any of the foregoing; or

         (i) the Company or any of its Subsidiaries voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated without the consent of the Purchasers (other than pursuant to a Subsidiary merger permitted hereunder); or

         (j) the Company or any of its Subsidiaries becomes insolvent or fails generally to pay its debts as they become due (except any Subsidiary which does not conduct any material amount of business or own a material amount of assets); or

         (k) the Company or any of its Subsidiaries fails to pay any principal of or interest on any Indebtedness having an outstanding principal amount of $110,000 or more ("Material Indebtedness") (including without limitation any such Indebtedness assumed or guaranteed) for a period longer than the grace period, if any, provided for such payment; or any default under any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness (including without limitation any guaranty or assumption agreement relating to such Material Indebtedness) or other event occurs and continues beyond any applicable grace period, and the effect of such default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or their representative) to cause, such Material Indebtedness (or the obligations under any such guaranty or assumption agreement) to become due and payable prior to the stated maturity thereof; or

         (l) a Change of Control shall occur or Joseph Grabowski shall cease to serve as the chief executive officer of the Company and its SC Direct and SC Publishing Subsidiaries, whether by reason of death, disability, resignation, action by the applicable board of directors, or otherwise, and one hundred and twenty (120) days shall have passed without express written waiver by the Purchasers of the Event of Default caused by Mr. Grabowski's failure to so serve; or

         (m) a Reportable Event shall occur which a majority in interest of the Purchasers, in their discretion, shall determine in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if the Company or any of its Subsidiaries is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Corporation's complete or partial withdrawal from such Plan; or

         (n) any Subsidiary Guaranty shall cease to be in full force and effect (other than as a result of a Subsidiary merger permitted hereunder), or any Subsidiary shall so assert; or any Subsidiary shall fail, after request of the Purchasers, to execute and deliver a Subsidiary Guaranty or an assignment and assumption agreement whereby such Subsidiary becomes a co-maker of each of the Notes; or

         (o) intentionally omitted; or

         (p) there shall occur any material damage to, or loss, theft or destruction of, any material assets of any of the Company and of its Subsidiaries, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of the Company or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

         (q) intentionally omitted; or

         (r) any of the Company or any of its Subsidiaries shall be convicted for a state or federal felony or misdemeanor where such conviction would have a Material Adverse Effect; or

         (s) if, prior to the twentieth day before the maturity of the "Term Loan" (as defined in the Senior Loan Agreement), the Senior Lender shall not continue to make available to the Corporations, or a financial institution or lender other than the Senior Lender has not made available to the Corporations, a committed revolving line of credit upon terms comparable to those applicable to the line of credit described in the Senior Loan Agreement; or

         (t) the acceleration of the Senior Debt for any reason whatsoever; or

         (u) any other default by any Corporation in any of its payment obligations, covenants or agreements under the Transaction Document not otherwise specifically set forth in this Section 9, if such default would or could reasonably be expected to have a Material Adverse Effect; or

         (v) the default by any Corporation in any of its payment obligations, covenants or agreements under any other lease, contract or agreement to which such Corporation is a party and with respect to which such default would or could reasonably be expected to have a Material Adverse Effect.

If an Event of Default under paragraphs (h), (i) or (j) of this Section 9, or on account of a breach of the obligations set forth in Section 6.1(f)(i) shall occur, the Notes and all other amounts owing under this Agreement shall automatically become due and payable. Upon the occurrence of any other Event of Default, and at any time thereafter, if such Event of Default shall then be continuing, subject to the provisions of
Section 10, the holders of a majority in outstanding principal amount of the Notes may, by written notice to the Company, declare due and payable the principal of, premium, if any, and interest on, the Notes and all other amounts owing under this Agreement, whereupon the same shall be immediately due and payable on the fifteenth (15th) day following the date of such notice, unless the Event of Default is of the type described in paragraphs (b), (f), (k), (l),
(m), (n), (o), (q), (r), (s), (u) or (v) of this Section 9 and the Company shall cure such Event of Default prior to the expiration of such fifteen (15) day period. In the event that the Notes become or are declared due and payable prior to their stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

         9.2 Intentionally omitted.

         9.3 Consultants. Upon the occurrence of a Default or Event of Default, the Company shall retain at the Purchasers' request and the Company's expense, consultants and accountants to evaluate the Corporations' financial condition, business, operations and prospects. Such Persons shall, in all cases, be acceptable to the Purchasers. The Company shall cooperate fully with such evaluation and in connection therewith shall make available such senior executives and other members of management and all information, books and records requested by such Persons. The Company shall cause such Persons to share all results, reports and other data generated as a result of such evaluation with the Purchasers.

         9.4 Other Costs and Expenses. The Company shall be obligated to pay, upon demand, all costs and expenses paid or incurred by the Purchasers (a) in enforcing its rights and remedies under this Agreement or any of the other Purchaser Documents, or (b) in connection with the prosecution or defense of any claim in any way arising out of, related to or connected with this Agreement or any of the other Purchaser Documents, all of which such costs and expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by the Purchasers. The foregoing shall not be construed to limit any other provision of this Agreement or the other Purchaser Documents regarding costs and expenses to be paid by the Company.

         SECTION 10. CONSENTS.

         Any provision in this Agreement to the contrary notwithstanding, with the written consents of Purchasers holding a majority or more of the then outstanding aggregate principal amount of the Notes, the Company may be relieved from the effect of any Event of Default or from compliance with any covenant, agreement or undertaking contained herein or in any instrument executed and delivered as herein provided, except that such consent shall not affect the terms of the Warrants, the provisions for the payment or prepayment of the Notes or the continued effect of Section 13 hereof.

         SECTION 11. SECURITIES LAW MATTERS.

         11.1 Securities Act. Each Purchaser acknowledges (a) that the Notes and Warrants being acquired by such Purchaser are not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering, (b) that it is acquiring the Notes and Warrants for its own account and will not sell, transfer, or otherwise dispose of any of the Notes and Warrants or any interest therein, without registration under the Securities Act and applicable state "blue sky" laws, except in a transaction which in the opinion of counsel reasonably acceptable to the Company is exempt therefrom, (c) that it is an "accredited investor" as that term is defined in rules promulgated under the Securities Act, (d) that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Notes and Warrants and has obtained, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Notes and Warrants, (e) that it has been provided the opportunity to obtain information and documents concerning the Company and its investment in the Notes and Warrants, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers of the Company concerning the Company, its investment in the Notes and Warrants, and other matters pertaining to this investment, and (f) that the offer of the Notes and Warrants will not be reviewed by any governmental agency and is being sold to the Purchasers in reliance upon exemption from the Securities Act. Except as provided in Section 12, none of the Purchasers is aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of its Notes and Warrants.

         11.2 Resales.

         (a) None of the Purchasers or Investors (as defined in Section 12.2) will sell or transfer all or any part of its Notes, Warrants or Warrant Shares except:

         (i) pursuant to Rule 144 under the Securities Act;

         (ii) pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act (as confirmed in an opinion delivered by transferor counsel , to the effect that the proposed transfer may be effected without registration under the Securities Act);

         (iii) in a transfer by a Purchaser to any Affiliate or wholly-owned Subsidiary of the Purchaser; or by a Purchaser to Investors as contemplated by Section 12.2; or

         (iv) pursuant to an effective registration statement under the Securities Act.

         (b) The restrictions set forth in Section 11.2(a) shall terminate and cease to be effective with respect to any Notes, Warrants or Warrant Shares registered under the Securities Act or transferred pursuant to Rule 144, or if the Company receives an opinion of counsel reasonably satisfactory to the Company to the effect that the securities represented thereby need no longer be subject to such restrictions in order to ensure compliance with the Securities Act.

Whenever such restrictions shall so terminate the holder or transferee of such Notes, Warrants or Warrant Shares shall be entitled to receive from the Company, without expense (other than transfer taxes, if any), certificates for such Notes, Warrants or Warrant Shares not bearing the first legend set forth in
Section 11.3 at which time the Company will terminate or rescind any transfer restrictions relating thereto. In addition, the Company will issue certificates for the Notes, Warrants or Warrant Shares without all or part of the second legend whenever this Agreement, the Warrant Agreement and the Stockholders Agreement cease to restrict the transfer of the securities evidenced by such certificate.

         11.3 Legends. Each Warrant and each certificate for Warrant Shares issued to the Purchasers or to a subsequent transferee or holder shall bear legends in substantially the following form:

    [THIS WARRANT AND THE UNDERLYING SHARES] [THE SHARES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.

    IN ADDITION, THIS WARRANT AND THE UNDERLYING SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE NOTE AND WARRANT PURCHASE AGREEMENT AND THE WARRANT AGREEMENT, EACH DATED _____, 2001, BETWEEN THE COMPANY AND THE INITIAL HOLDERS OF THE WARRANTS NAMED THEREIN, AND THE STOCKHOLDERS AGREEMENT DATED MAY 4, 2001, BETWEEN THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, COMPLETE AND CORRECT COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

         SECTION 12. TRANSFERS.

         12.1 Transfers. Subject only to compliance with the requirements of
Section 11.2 and the Stockholders Agreement (if applicable), each Purchaser shall be entitled to assign and transfer all or any part of its Notes, Warrants and Warrant Shares, or any interest or participation therein, and its related rights under this Agreement and, if applicable, the Warrant Agreement and the Stockholders Agreement; provided, however, that such transfers shall not result in the Notes being held by greater than ten (10) holders unless such transfers are the result of the winding up of the transferee and the distribution in kind of the Notes to the owners of the transferee or at such owners' directions. Upon the assignment or transfer by such Purchaser of all or any part of its Notes, Warrants or Warrant Shares or its interest therein (except in public offering registered under the Securities Act, or a sale pursuant to Rule 144 thereunder), the term "Purchaser" as used herein shall thereafter include, to the extent of the interest so assigned or transferred, the assignee or transferee of such interest.

         12.2 Participations. A Purchaser may wish to grant participations in the Notes, Warrants or Warrant Shares to other accredited investors ("Investors") pursuant to a participation agreement; provided, however, that at the time any such participation is granted by the grantor it will so inform the Company and furnish it the representation of each participating Investor (in form and substance reasonably acceptable to the Company) that such Investor is acquiring his, her or its participation with no present intention of reselling or distributing the same; and provided, further, that such participation agreement shall provide that the Purchaser selling or granting the participation shall retain the sole right to take or refrain from taking any action under the Transaction Documents, except that such participation agreement may provide that such Purchaser shall not, without the consent of the participant, agree to any amendment or waiver that would have the effect of (i) extending the maturity date of the Notes or (ii) reducing any amount payable under the Notes, to the extent that the participant would be affected thereby. If at any time a Purchaser wishes to assign and transfer of record into the name of an Investor its participation and related rights and obligations arising under this Agreement, the Company and the other Purchasers will execute and deliver such agreements and instruments as the Purchaser may reasonably request (including without limitation new Notes and certificates for Warrants, Shares and Warrant Shares in such amounts as the Purchaser may request) to effect the assignment and transfer to such Investor (in its own name) of such participation, or such part thereof as may be so assigned and transferred.

         12.3 Issuance of New Notes. The Company will at any time, at its expense, at the request of a holder of a Note, and upon surrender of such Note for such purpose, issue a new Note or Notes in exchange therefor, payable to the order of the holder or (subject to Section 11.2) such person or persons as may be designated by such holder, dated the last date to which interest has been paid on the surrendered Note, or, if such exchange shall take place prior to the due date of the first interest payment, the Closing Date, in such denominations as may be requested, in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered and substantially in the form of such Note with appropriate revisions. Upon such exchange the term "Note" as used herein shall include such new Note or Notes.

         SECTION 13. CONTINUED EFFECTIVENESS OF AGREEMENT.

         The covenants and all terms contained in this Agreement shall continue in full force and effect for the benefit of the Purchasers (including Purchasers who hold Warrants or Warrant Shares) after the Notes and all other Indebtedness (including , but not limited to, all accrued but unpaid interest, premiums, Principal Increases and Costs and Expenses) outstanding under this Agreement in respect of the Notes are paid in full, except that the following provisions shall terminate and be of no further force and effect on and after such repayment: Sections 3.1, 3.2, 6.3, 6.4 through 6.6, 6.8(a) and (b), 6.11, 6.14,
6.16, 6.17, 7.1 through 7.11, 7.14, 7.15, 7.17 through 7.20 and 9.1 through 9.3, and Articles 4, 5 and 8. No termination of any covenant, representation, warranty or other provision of the Agreement or any other Purchaser Document, whether after repayment of the Notes or otherwise, shall in any way suspend, eliminate or nullify the right of any Purchaser or holder of Warrants, as the case may be, to pursue rights and remedies arising out of a breach or default which occurred prior to the date of termination, whether known or unknown as of such date.

         SECTION 14. JUDICIAL PROCEEDINGS.

         (a) The Company irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Purchaser Documents. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) The Company agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon it and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it is or may be subject) by a suit upon such judgment.

         (c) The Company consents to service of process in any suit, action or proceeding of the nature referred to in paragraph (a) above by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address specified in or designated pursuant to Section 15.1. Such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

         (d) Nothing in this Section 14 shall affect the right of any of the Purchasers to serve process in any manner permitted by law, or limit any right that any of the Purchasers may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one (1) jurisdiction in any other jurisdiction.

         (e) Upon breach or default by any Corporation with respect to any obligation hereunder or under any of the other Purchaser Documents, the Purchasers (or their agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

         SECTION 15. MISCELLANEOUS.

         15.1 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made, and all financial statements, information and the like required to be delivered hereunder shall be deemed to have been delivered, either (a) three (3) Business Days after deposited in the

United States certified mail, return receipt requested, with postage prepaid, or
(b) one (1) Business Day after delivery to a nationally recognized courier, designated for overnight delivery with all fees prepaid, in either case addressed to the Company at 21 Bristol Drive, South Easton, Massachusetts 02375,
Attn: Chief Executive Officer, and to the Purchasers at their respective addresses set forth on Exhibit A hereto, or to such other address as any of them shall specify in writing to the others. The Company shall maintain registers of the holders of the Notes, Warrants and Warrant Shares which shall contain the last address specified as provided in the preceding sentence. Upon reasonable request of any Purchaser, the Company will deliver to such Purchaser, at the Company's expense, additional copies of all financial statements, information and the like required to be provided to the Purchasers hereunder, subject to the confidentiality provisions of Section 6.1.

         15.2 Cumulative Remedies, Etc. No failure or delay on the part of any of the Purchasers in exercising any right, power or privilege hereunder, and no course of dealing between any Corporation and the Purchasers, or any of them, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Purchasers, or any of them, would otherwise have. No notice to or demand on any Corporation in any case shall entitle such Corporation to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers, or any of them, to take any other or further action in any circumstances without notice or demand.

         15.3 No Oral Changes; Assignment; Survival of Representations. This Agreement may not be changed or terminated orally. This Agreement shall be binding upon the Company and the Purchasers and their successors and assigns. The Company shall not make any assignment of its rights under this Agreement or subject this Agreement or its rights hereunder to any Lien; and any such Lien shall be absolutely void and unenforceable as against the Purchasers. All agreements, representations and warranties made herein or in writing otherwise in connection herewith shall survive the issuance of the Notes and Warrants.

         15.4 Several Obligations. The Purchasers shall not be jointly obligated hereunder; their obligations are several. The sales of the Notes and Warrants to the Purchasers shall be deemed separate sales to each Purchaser. Notwithstanding any provision of this Agreement, the Company shall not be obligated to sell less than all of the Notes and Warrants, and no Purchaser shall be obligated to purchase any of the Notes and Warrants unless all of the Notes and Warrants are sold.

         15.5 Costs and Expenses The Corporations shall pay on demand all fees, costs and expenses of the Purchasers incurred in connection with, or otherwise payable by the Corporations with respect to: (a) the preparation, negotiation, execution, delivery, administration, default, collection, waiver or amendment of any terms of this Agreement and the other Purchaser Documents (including, without limitation, any environmental and other "due diligence" investigations);
(b) the preparation, negotiation, execution and delivery of the letter of intent dated as of May 3, 2001 between the Purchasers and the Company (including, without limitation, the commitment fee described in the term sheet attached thereto); (c) the

Purchasers' exercise, preservation or enforcement of any of their rights, remedies or options hereunder (including, without limitation, pursuant to Sections 9.3 and 9.4 hereof); (d) the granting, perfecting and protecting of liens upon and security interests in any collateral now or hereafter securing the Corporations' obligations under this Agreement and the other Purchaser Documents; and (e) the prosecution or defense of any claim in any way arising out of, related to or connected with this Agreement or any of the other Purchaser Documents; including in each case, without limitation, (i) fees and expenses of outside legal counsel or the allocated costs of in-house legal counsel, (ii) accounting, consulting, brokerage or other similar professional fees or expenses, (iii) any fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Corporations' obligations under this Agreement and the other Purchaser Documents, (iv) all filing fees and other taxes and fees payable or determined to be payable in connection therewith, including, without limitation, documentary, stamp and similar taxes and assessments and all recording and filing fees charged by any Governmental Authority; and (v) all other costs and expenses incurred by the Purchasers as are payable by the Corporations pursuant to Sections 9.3, 9.4 and 15.8 hereof or pursuant to any other provision of this Agreement or any of the other Purchaser Documents. All of the foregoing fees, costs and expenses are referred to herein collectively as the "Costs and Expenses". The Costs and Expenses shall bear interest at the default rate described in Section 3.1(d) hereof from the date demand therefor and reasonable documentation thereof is made until the same are paid. SAC and SCC hereby acknowledge that their obligations under this Section (I) are joint and several,
(II) are secured by any and all collateral now or hereafter securing the Corporations' obligations under this Agreement and the other Purchaser Documents (including, without limitation, the Subsidiary Guaranties), (III) shall survive any termination of this Agreement and (IV) are absolute and unconditional regardless of whether or not the Transactions are consummated.

         15.6 Loss or Destruction of Note. Upon receipt by the Company of notice of the loss, theft, destruction or mutilation of any Note, and (in the case of loss, theft or destruction) of indemnity satisfactory to the Company (the Purchasers' undertaking shall be satisfactory indemnity in the case of loss, theft or destruction of any Note owned by the Purchaser), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender or cancellation of such Note, if mutilated, the Company shall make and deliver a new Note of like tenor in lieu of the lost, stolen, destroyed or mutilated Note.

         15.7 Allocation of Payments among Purchasers. The Purchasers of Notes agree among themselves that, with respect to all sums received by such Purchasers applicable to the payment of principal of, premium, if any, or interest on the Notes, equitable adjustment will be made among such Purchasers so that, in effect, all such sums shall be shared ratably by all of such Purchasers holding Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counter-claim or cross-action or by the enforcement of any or all of the Notes. If any Purchaser receives any payment on its Notes in excess of its pro rata portion, then such Purchaser receiving such excess payment shall purchase for cash from the other Purchasers holding Notes shares in their Notes in such amounts as shall result in a ratable participation by all of the Purchasers holding Notes in the aggregate unpaid amount of Notes then outstanding. In addition to the provisions set forth in this Section 15.7, two or more of the Purchasers may enter into agreements among themselves for the allocation of proceeds, and if requested, the Company hereby agrees to abide by such agreements.

         15.8 Indemnification Generally. The Company agrees to indemnify and hold harmless each Purchaser, its Subsidiaries, and any subsequent holder of the Notes or the Warrants, and their respective directors, officers, employees, stockholders, partners and Affiliates, to the maximum extent permitted by law, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever with respect to, or arising out of, the Merger, the Transactions, the Transaction Documents, any operations or activities of the Company or any Subsidiary, execution, delivery, enforcement, performance and administration of the Purchaser Documents and the use of the proceeds of the issuance and sale of the Notes and Warrants, or any other matter, claim or event related to, or arising out of the Transactions, the Transaction Documents or the matters contemplated therein (all the foregoing, collectively, the "indemnified liabilities"); provided, that the Company shall have no obligation hereunder to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party. The obligations of the Company under this Section
15.8 shall survive and continue to be in full force and effect notwithstanding the termination of this Agreement.

         15.9 Governing Law. This Agreement, the other Purchaser Documents and the other agreements and instruments executed as provided herein and therein, and the rights and obligations of the parties hereunder and thereunder, shall be construed and interpreted in accordance with and governed by the internal laws of the State of New York.

         15.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         15.11 Captions; Gender. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The use of the neuter form of a pronoun shall be deemed, where appropriate, to include the masculine and feminine forms of such pronoun.

         15.12 Survival; Right to Indemnification. All representations, warranties, covenants, and obligations in this Agreement, the certificates delivered pursuant to Section 5 hereof, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment or damages, or other remedy based on such representations, warranties, covenants, and obligations.

         15.13 Purchasers May Perform; Power of Attorney. If the Company or any of its Subsidiaries fails to perform any agreement contained herein or in the other Purchaser Documents, the Purchasers may, but shall not be obligated to, perform or cause the performance of such agreement, and the costs and expenses incurred by the Purchasers in connection therewith shall constitute Costs and Expenses hereunder.

         15.14. Integration. This Agreement (including all Exhibits and Schedules attached hereto and all certificates and other documents executed and delivered in connection herewith or pursuant hereto) constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated as of May 3, 2001.

         15.15 Severability. An term of provision of this Agreement or of any of the other Purchaser Documents which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and conditions of this Agreement or of any of the other Purchaser Documents or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement or of any of the other Purchaser Documents is so broad as to be unenforceable, the provision that be interpreted to be only so broad as is enforceable.

         15.16 Purchaser Representations; No Waiver. None of the representations or warranties made by the Purchasers or their Affiliates in any filings made with the Securities and Exchange Commission in connection with the Merger shall constitute or be construed to (a) be a waiver of the Corporations' compliance with any of the terms and conditions of the Purchaser Documents, or (b) render any of the Corporations' obligations under the Purchaser Documents void or voidable or otherwise reduce of affect such obligations in any manner.

         15.17 Waiver of Jury Trial and Damages . THE COMPANY AND THE PURCHASERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JURISDICTION, COURT AND PROCEEDING WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER PURCHASER DOCUMENTS, THE OTHER TRANSACTION DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF CREDITOR RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THIS AGREEMENT, THE OTHER PURCHASER DOCUMENTS OR THE OTHER TRANSACTION DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN

ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL OR OTHER TYPE OF DAMAGES OTHER THAN ACTUAL DAMAGES. THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVERS CONSTITUTE A MATERIAL INDUCEMENT FOR THE PURCHASERS TO ENTER INTO THIS AGREEMENT AND PURCHASE THE NOTES. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

      [Remainder of page intentionally left blank; signature pages follow]

         If you are in agreement with the foregoing Note and Warrant Purchase Agreement, please sign in the space provided below.

         Company:                      SPECIALTY ACQUISITION CORP.


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________

                                       SPECIALTY CATALOG CORP.


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________

                                       SC CORPORATION (d/b/a SC DIRECT)


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________

                                       SC PUBLISHING, INC.


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________

                                       DAXBOURNE INTERNATIONAL LIMITED


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________


                                       SC LICENSING CORP.


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________

                       (Signatures continue on next page)

         Company (cont.):              ROYAL ADVERTISING & MARKETING, INC.


                                       By: _____________________________________
                                       Printed Name:____________________________
                                       Printed Title:___________________________


The foregoing is hereby accepted and agreed to as of the date first above written.

Purchasers:

LEG PARTNERS III SBIC, L.P.
  by Golub PS-GP, LLC, its general partner


By: _____________________________________
    Lawrence E. Golub, Managing Member



LEG PARTNERS DEBENTURE SBIC, L.P.
  by Golub Debenture GP, LLC, its general partner


By: _____________________________________
    Lawrence E. Golub, Managing Member

                                  EXHIBIT G TO

                       NOTE AND WARRANT PURCHASE AGREEMENT

Financial Covenants

         1. Ratio of Total Funded Debt to EBITDA. The Company and its Subsidiaries shall not permit the ratio of Funded Debt on any date to EBITDA for the most recent four quarter period for which financial statements have been delivered pursuant to Sections 6.1(a) and 6.1(c) to be greater than [TO BE INSERTED].

         2. Ratio of Senior Funded Debt to EBITDA. The Company and its Subsidiaries shall not permit the ratio of Senior Funded Debt on any date to EBITDA for the most recent four quarter period for which financial statements have been delivered pursuant to Sections 6.1(a) and 6.1(c) to be greater than [TO BE INSERTED].

         3. Ratio of Operating Cash Flow to Total Debt Service. The Company and its Subsidiaries shall not permit for any period of four consecutive fiscal quarters, commencing with the period ending September, 2001, the ratio of (a) Operating Cash Flow to (b) Total Debt Service, to be less than [TO BE INSERTED].

         4. Minimum EBITDA. The Company and its Subsidiaries shall earn EBITDA for each period of four consecutive fiscal quarters, commencing with the period ending September, 2001, of not less than $[TO BE INSERTED].

         5. Capital Expenditures. The Company and its Subsidiaries shall not make or incur any Capital Expenditures if, after giving effect thereto, the aggregate of all Capital Expenditures made by the Company and its Subsidiaries would exceed (a) $[TO BE INSERTED] in fiscal year 2001 and in any fiscal year thereafter (except as otherwise provided in paragraph (b)) and (b) $[TO BE INSERTED] in fiscal year 2002, provided that the Company and its Subsidiaries shall have earned EBITDA in excess of $[TO BE INSERTED] for fiscal year 2001, and provided further, that not less than $1,000,000 of such Capital Expenditures during fiscal year 2002 shall be made to purchase and install a management information system approved by the Purchasers.

         6. Definitions Applicable to Financial Covenants. Capitalized terms used but not otherwise defined on this Exhibit shall have the meanings given to them in the Note and Warrant Purchase Agreement to which this Exhibit is attached.